UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COHU, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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12367 Crosthwaite Circle

Poway, California 92064-6817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2021

TO OUR STOCKHOLDERS:

You are invited to attend the Annual Meeting of Stockholders (the “Meeting”) of Cohu, Inc. (“Cohu”), to be held on Wednesday, May 5, 2021, at 1:00 p.m. Pacific Time. Due to the ongoing COVID-19 pandemic and to support the health and safety of our stockholders, employees, Board of Directors and surrounding communities, Cohu has determined that the Meeting will be a completely ‘‘virtual meeting’’ of stockholders. You will be able to attend the Meeting as well as vote and submit your questions during the live webcast of the Meeting by visiting www.virtualshareholdermeeting.com/COHU2021 and entering the 16‐digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials. The Meeting will be held for the following purposes:

1.	To elect two (2) Class 2 directors, for a term of three years each.

2.	Advisory vote to approve Named Executive Officer (“NEO”) compensation.

3.	To ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal year 2021.

4.	To act upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

Only stockholders of record of Cohu as of the close of business on March 16, 2021 will be entitled to vote at the Meeting.

The holders of a majority of the outstanding shares of voting stock of Cohu entitled to vote at the Meeting must be represented virtually or by proxy to constitute a quorum for the Meeting. All stockholders are urged to vote by proxy or attending the virtual meeting in person, subject to any updates that we may announce prior to the Meeting.

Your vote is very important to us, and voting your proxy will ensure your representation at the Meeting. Whether or not you plan to virtually attend the Meeting, we urge you to vote as soon as possible and submit your proxy via the Internet, or if you requested to receive printed proxy materials, by telephone or by signing, dating and returning your proxy card. If you virtually attend the Meeting, you may revoke your proxy and vote in person at the virtual Meeting. You may also revoke your proxy by delivering a written notice to the Secretary of Cohu, or by submitting another duly signed proxy bearing a later date.

By Order of the Board of Directors,

Thomas D. Kampfer
Secretary

Poway, California

March 23, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 5, 2021: The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

This notice of our Annual Meeting of Stockholders and the accompanying proxy statement and form of proxy are being distributed and made available on or about March 24, 2021.

12367 Crosthwaite Circle

Poway, California 92064-6817

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation (“Cohu”), of your proxy for use at the 2021 Annual Meeting of Stockholders to be held on Wednesday, May 5, 2021, at 1:00 p.m. Pacific Time (the “Meeting”). Due to the ongoing COVID-19 pandemic and to support the health and safety of our stockholders, employees, Board of Directors and surrounding communities, Cohu has determined that the Meeting will be a completely ‘‘virtual meeting’’ of stockholders. You will be able to attend the Meeting as well as vote and submit your questions during the live webcast of the Meeting by visiting www.virtualshareholdermeeting.com/COHU2021 and entering the 16‐digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

Electronic Distribution

We are furnishing our proxy materials to our stockholders over the internet using “Notice and Access” delivery. Electronic delivery is faster, convenient, economical and more environmentally friendly. On or about March 24, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and the Cohu 2020 Annual Report via the Internet and how to vote your proxy. If you received the Notice of Internet Availability of Proxy Materials, you will not automatically receive a printed copy of Cohu’s proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

Voting

On March 16, 2021, the record date fixed by our Board of Directors (the “Board”), Cohu had outstanding 48,116,839 shares of common stock. Only stockholders of record as of the close of business on March 16, 2021 will be entitled to vote at the Meeting and any adjournment thereof. We encourage you to read the entire Proxy Statement for more information prior to voting.

Voting Procedures

As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. This proxy statement relates only to the solicitation of proxies from the stockholders with respect to the election of the two (2) Class 2 directors nominated by the Board, an advisory vote on named executive officer compensation, and ratification of the appointment of Cohu’s independent registered public accounting firm. Each share of Cohu’s common stock you own entitles you to one vote for each proposal.

Methods of Voting

If you are a Cohu stockholder of record, you may vote by following the Internet voting instructions on your Notice of Internet Availability of Proxy Materials. If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only via the Internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating and returning your proxy card. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

If you are a stockholder of record and return a signed proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the named nominees for Class 2 director, FOR the advisory vote to approve named executive officer compensation, FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal year 2021, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.

If you are a beneficial owner of shares, your broker, bank, trustee, or other nominee may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee, or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Voting over the Internet. If you are a stockholder of record, to vote over the Internet, please follow the instructions included on your Notice of Internet Availability of Proxy Materials.

Voting by Mail. If you are a stockholder of record and have requested a paper copy of the proxy materials you may vote by mail by signing and returning the proxy card in the prepaid and addressed envelope provided. If you do that, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. If you have requested a paper copy of the proxy materials you may vote by telephone by following the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting in Person at the Virtual Meeting. The Meeting will be held entirely online to allow for greater participation. Stockholders may participate in the Meeting by visiting the following website: www.virtualshareholdermeeting.com/COHU2021. To participate in the Meeting, you will need the 16‐digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Meeting; however, you may not vote beneficially held shares electronically at the Meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder and those institutions will likely require your instructions to be submitted before the deadline listed above. Even if you plan to attend the Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Meeting.

Log in Instructions. To attend the Meeting , please log in at www.virtualshareholdermeeting.com/COHU2021. Stockholders as of the record date will need their unique 16-digit control number, which appears on the Notice and the instructions that accompanied the proxy materials, in order to be able to be able to submit a question or vote at the Meeting. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the Meeting by following the instructions in the voting instruction card provided by your bank, broker of other nominee.

Submitting Questions Prior To or at the Meeting. If you would like to submit a question to be addressed during the question and answer portion of the Meeting, you may do so in advance at www.virtualshareholdermeeting.com/COHU2021, or you may type it into the dialog box provided at any point during the Meeting (until the floor is closed to questions). We intend to answer questions submitted prior to or during the Meeting that are pertinent to the Cohu and the Meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning approximately thirty minutes prior to the start of and during the Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the Meeting. If you encounter any difficulties accessing the Meeting during the check-in or during the Meeting, please call the technical support number that will be posted on the Meeting website log-in page.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. In order to do this as a stockholder of record, you must:

•	enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;

•	provide written notice of the revocation to Cohu’s Secretary; or

•	attend the virtual Meeting and voting in person during the Meeting by following the instructions available on the meeting website.

If you are the beneficial owner of your shares (shares registered in the name of a broker, bank or other nominee), you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, March 16, 2021, must be present virtually or represented by proxy in order to hold the Meeting and to conduct business. Your shares are counted as being present at the Meeting if you appear in person at the virtual Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. Proxies marked as abstaining on any matter and broker non-votes (as described below) will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

For Proposal No. 1, Cohu utilizes a majority voting standard in uncontested elections of directors. In an uncontested election, a director nominee must receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee) in order to be elected. If the number of shares voted “Against” a director exceeds the number of shares voted “For” such director in any election, then the director nominee(s) would be requested to submit a letter of resignation and the Board would decide, through a process managed by the Nominating and Governance Committee, whether to accept the resignation. A contested election will generally include any situation in which Cohu receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders. A plurality voting standard continues to apply in contested director elections.

The affirmative vote of a majority of the shares of Cohu common stock cast at the Meeting is required for approval of the advisory vote on named executive compensation (Proposal No. 2), and the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 3), as described herein.

Broker Non-Votes

Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 3). Your broker will not have discretion to vote on any of the other matters, which are “non-routine” matters, absent direction from you. Accordingly, shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals No. 1 and No. 2 and will not affect the outcome of these proposals. We strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions

Abstentions will have no effect on the election of directors (Proposal No. 1). Abstentions will be treated as being present and entitled to vote on the approval of the advisory vote on named executive compensation (Proposal No. 2), and the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 3) and, therefore, will have the effect of votes “Against” these proposals.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days of the Meeting. After the reports are filed, you may obtain a copy by:

•	visiting our website at www.cohu.com;

•	contacting our Investor Relations department at (858) 848-8106; or

•	viewing our Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu may engage, as necessary, an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

Householding

Under “householding,” stockholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability of Proxy Materials unless one or more of these stockholders notifies us that they wish to receive individual copies. Stockholders who participate in householding will continue to be able to request and receive separate proxy cards. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding but you and other stockholders of record with whom you share an address received multiple copies of the Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the Notice for your household, please contact: Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, CA 92064-6817. If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact Cohu’s Corporate Secretary as indicated above. Upon request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. Beneficial owners can request information about householding from their broker, banks, trustee, or other nominee.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 5, 2021

This proxy statement and Cohu’s Fiscal Year 2020 Annual Report are both available at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Cohu’s Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the Meeting, two (2) Class 2 directors are standing for re-election for a term expiring in 2024. The shares represented by proxies in the accompanying form will be voted by the proxy holders in accordance with the instructions given by the voting stockholders. If no specific instructions are given, however, the shares will be voted for the election of the two (2) nominees named below. Should any nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors.

Mr. Jorge L. Titinger, currently a Class 2 director, is not standing for re-election. His term will expire at the Meeting, and we thank him for his service to Cohu. Our Board is currently composed of eight members, but will be reduced to seven members, and the size of Class 2 will be reduced to two members, upon the Meeting date. Each of the two (2) director nominees currently serve as a member of the Board, and there is no family relationship between the nominees, other directors or any of Cohu’s officers. The following biographies describe the skills, qualities, attributes, and experience of the nominees that led our Board to determine that it is appropriate to nominate these directors.

Required Vote

Nominees that receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee) will be elected as Directors. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the nominees named below.

Directors Whose Term Expires in 2024 (if elected) - Class 2
Andrew M. Caggia, Director since 2014, age 72
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Caggia is the retired Senior Vice President and Chief Financial Officer of Standard Microsystems Corporation (SMSC), where he worked from 2000 until his retirement in 2006. Mr. Caggia also served as a director of SMSC from 2001 until its purchase by Microchip Technology Incorporated in 2012. Prior to SMSC, Mr. Caggia was Senior Vice President and Chief Financial Officer of General Semiconductor, Inc. from 1997 to 2000.

We believe Mr. Caggia’s qualifications to sit on our Board include his extensive executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Caggia qualifies as an “audit committee financial expert” under SEC guidelines.

Directors Whose Term Expires in 2024 (if elected) - Class 2 (continued)
Luis A. Müller, Director since 2014, age 51 (executive Director)
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Dr. Müller has been the President and Chief Executive Officer of Cohu since December 28, 2014. His previous roles at Cohu include serving as President of Cohu’s Semiconductor Equipment Group from 2011 to 2014; Managing Director of Rasco GmbH from 2009 to 2011; Vice President of Delta Design’s High Speed Handling Group from 2008 to 2009; and Director of Engineering at Delta Design from 2005 to 2008. Prior to joining Cohu, Dr. Müller spent nine years at Teradyne Inc., where he held management positions in engineering and business development.

We believe Dr. Müller’s qualifications to sit on our Board include his extensive executive, including CEO, experience in the semiconductor equipment industry, broad knowledge of business development and strategy, semiconductor technologies, corporate governance and international operations.

INFORMATION CONCERNING OTHER DIRECTORS NOT STANDING FOR ELECTION

Directors Whose Term Expires in 2022 – Class 3
Steven J. Bilodeau, Director since 2009, age 62
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Bilodeau is the retired President and Chief Executive Officer of SMSC, a semiconductor manufacturer, where he served from 1999 until 2008. Mr. Bilodeau served as a director of Maxwell Technologies from May 2016 and was appointed Chairperson in May 2017 until its sale to Tesla in May 2019. Mr. Bilodeau also served as a director of SMSC from 1999 until 2012, and as SMSC’s Chairperson of the Board from 2000 until 2012. Mr. Bilodeau also previously served as a director of NuHorizons Electronic Corp., Conexant Systems, Inc. and Gennum Corporation.

We believe Mr. Bilodeau’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the high technology and semiconductor industries and his knowledge of international operations, business strategy and corporate governance. Mr. Bilodeau was first appointed Lead Independent Director of the Board in May 2018.

Lynne J. Camp director since 2019, age 63
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Ms. Camp is the owner and founder of Lynne Camp, LLC, a consulting and executive coaching services firm she created in 2012. Previously, Ms. Camp was Vice President of the Performance Instruments business at Tektronix, Inc., an industry-leading test and measurement equipment manufacturing company, from 2006 to 2007, and Danaher Corporation from 2007 to 2011 after it acquired Tektronix. Prior to joining Tektronix/Danaher, Ms. Camp spent 26 years with Hewlett-Packard and Agilent Technologies, where she held several global Vice President roles leading Hardware, Software, Services and Custom Systems businesses. Ms. Camp also served as a director of Electro Scientific Industries before its sale to MKS Instruments in 2019.

We believe Ms. Camp’s qualifications to sit on our Board include her extensive executive experience in the high technology industry and her knowledge of business strategy, product development, international operations and leadership development.

Directors Whose Term Expires in 2022 – Class 3 (continued)
James A. Donahue, Director since 1999 (non-independent, non-executive Director since 2015), age 72
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Donahue has been the non-executive Chairperson of Cohu since December 24, 2015. Prior to this he served as Executive Chairperson of Cohu from December 28, 2014 to December 24, 2015, and as Chairperson of the Board from 2010 until 2014. Mr. Donahue was President and Chief Executive Officer of Cohu from June 2000 to December 2014, and President and Chief Operating Officer of Cohu from 1999 to 2000. He also served concurrently as President of Delta Design, Inc., a wholly owned subsidiary of Cohu from 1983 to 2010. Mr. Donahue also previously served as a director of SMSC from 2003 until 2012.

We believe Mr. Donahue’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the semiconductor equipment industry and broad knowledge of business development and strategy, corporate governance and operations.

Directors Whose Term Expires in 2023 - Class 1
William E. Bendush, Director since 2011, age 72
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Bendush is the retired Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation (AMCC), a communications semiconductor company where he served from 1999 to 2003. Mr. Bendush was a director of Microsemi Corp. from 2003 until the company was acquired in May 2018, and previously was a director of Conexant Systems, Inc.

We believe Mr. Bendush’s qualifications to sit on our Board include his extensive board and executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Bendush qualifies as an “audit committee financial expert” under SEC guidelines.

Nina L. Richardson, Director since 2019, age 62
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Ms. Richardson serves as managing director of Three Rivers Energy, Inc., a company she co-founded in 2003, and has been an independent consultant since March 2015. From February 2013 to February 2015, Ms. Richardson served as chief operating officer of GoPro, Inc. She has also held several executive positions of increasing responsibility at Flex Ltd, a global electronics and manufacturing service provider. Ms. Richardson also currently serves as a director of Silicon Laboratories Inc., a position she has held since January 2016; as a director of Resideo Technologies, Inc., a position she has held since October 2018; and as a director of Eargo, Inc., a position she has held since September 2020. She previously served as a director at Zayo Group Holdings, Inc. (2015-2018), Callidus Software, Inc. (2017-2018) and Silicon Graphics International Corp. (“SGI”) (2016).

We believe Ms. Richardson’s qualifications to sit on our Board include her extensive board and executive experience in engineering, manufacturing, sales, supply chain management and global operations. She has held executive positions in a variety of industry sectors including consumer electronics, technology, and manufacturing.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

At our 2017 annual meeting, our Board recommended and our stockholders approved holding an advisory vote on the compensation of our NEOs every year. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to cast an advisory vote to approve the compensation of our NEOs as described in this proxy statement.

At last year’s Meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in the proxy statement for the 2020 Annual Meeting of Stockholders. At our 2020 Annual Meeting, our stockholders approved the proposal, with approximately 97% of the votes cast voting in favor of the proposal.

We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs. This year, we are again asking our stockholders to vote “FOR” the compensation of our NEOs as disclosed in this proxy statement.

Compensation Program and Philosophy

As described under the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”), the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to pay for performance;

•	to attract, motivate and retain talented executive officers;

•	to motivate progress toward Company-wide financial and business objectives while balancing rewards for short-term and long-term performance; and

•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the CD&A beginning on page 23 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to Cohu’s recent and long-term success.

Required Vote

A majority of the votes cast is required to approve Proposal No. 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Cohu approve, in a non-binding vote, the compensation of Cohu’s NEOs as disclosed pursuant to the CD&A, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to Cohu’s 2021 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on Cohu, the Compensation Committee and the Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors unanimously recommends that you vote “FOR” approval, on an advisory basis, of the resolution on executive compensation.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 25, 2021. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 26, 2020, and also provided certain tax services. See “Principal Accounting Fees and Services” on page 22. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement. Ernst & Young LLP (or its predecessor firms) has been Cohu’s independent registered public accounting firm since 1956.

Our Board recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 25, 2021. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Required Vote

A majority of the votes cast is required to approve Proposal No. 3. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 25, 2021.

BOARD OF DIRECTORS AND COMMITTEES

Director Independence

Cohu has adopted standards for director independence pursuant to Nasdaq listing standards and SEC rules, and previously adopted more restrictive guidelines (than set forth by Nasdaq) on the independence of former employee directors and the amounts of compensation for professional services that can be accepted. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has considered relationships, transactions and/or arrangements with each of the directors, and has determined that six (6) of its directors, Mses. Camp and Richardson and Messrs. Bendush, Bilodeau, Caggia and Titinger, are independent directors in accordance with Nasdaq listing standards and SEC rules. In addition, the Board has also considered and determined that:

•	all directors who serve on the Audit, Compensation and Nominating and Governance committees are independent under applicable Nasdaq listing standards and SEC rules;

•	all members of the Audit and Compensation Committee meet the additional independence requirements as required by Nasdaq listing standards and SEC rules; and

•	two members of the Audit Committee, Messrs. Bendush and Caggia (both independent members of the Board under Nasdaq guidelines), qualify as “audit committee financial experts” under SEC guidelines.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has eight (8) directors. However, with Mr. Titinger’s term expiring and him not standing for re-election, the Board intends to reduce its size to seven (7) directors as of the Meeting date. Our Board has the following three standing committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership and function of each of the committees are described below, and we believe that the composition of these committees meets the criteria for independence, and the functioning of these committees complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, the current rules of the Nasdaq Global Select Market and applicable SEC rules and regulations. Each of the committees operates under a written charter adopted by the Board, and each of the charters are available on Cohu’s website at https://cohu.gcs-web.com/corporate-governance/documents-charters.

During 2020, the Board held fifteen (15) meetings. Each director attended at least 75% of all Board and applicable committee meetings on which they served and held during the period for which they were directors or committee members. Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage all of our directors to attend annual meetings of Cohu stockholders and all of our directors who were then serving as directors attended the virtual 2020 Annual Meeting.

Cohu’s Corporate Governance Guidelines set forth the circumstances in which the Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors.

The table below breaks down committee membership, as of the date of this proxy statement, for each committee and each director.

Nominating and
Name of Director	Audit	Compensation	Governance
Independent Directors:
William E. Bendush	Chair		X
Steven J. Bilodeau (1)		Chair	X
Andrew M. Caggia	X		Chair
Lynne J. Camp		X
Nina L. Richardson	X
Jorge L. Titinger (2)		X

Total committee size:	3	3	3

Other Directors:
James A. Donahue
Luis A. Müller

Number of Meetings in 2020	8	8	6

(1)	Lead Independent Director.
(2)	Mr. Titinger is not standing for re-election and his term will expire as of the Meeting date.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, risk assessment and risk management. Among other things, the Audit Committee reviews the results of the independent registered public accounting firm’s annual audit and quarterly reviews, including the communications required by the PCAOB; prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm and the lead audit engagement partner and reviews rotation of the lead audit engagement partner; reviews and approves the scope of the annual audit, the audit fee and the financial statements; assesses the independence of the independent registered public accounting firm; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting; review the adequacy and effectiveness of Cohu’s information security policies and the internal controls regarding information security and cybersecurity; oversees investigations into complaints concerning financial and accounting matters; oversees the work of internal auditors; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.

The report of the Audit Committee is set forth on page 21 and the charter of the Audit Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of Cohu’s executives and directors and, among other things, reviews and discusses the “Compensation Discussion and Analysis” with management, and prepares an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, participating in the evaluation of the performance and determining the compensation of executive officers, including equity awards, in accordance with those objectives; approving employment agreements for executive officers; approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The report of the Compensation Committee is set forth on page 41. The charter of the Compensation Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board candidates to be nominated for election as directors at Cohu’s annual meeting consistent with criteria the Committee deems appropriate, as approved by the Board; develops Cohu’s Corporate Governance Guidelines for approval by the Board, and reviews and recommends updates to such Guidelines, as appropriate; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently, including the annual evaluation of the Board and its committees; identifies best practices; and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Compensation Committee and the Lead Independent Director, providing input to the performance evaluation of the CEO; reviewing and recommending proposed changes to Cohu’s articles or bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director or executive officer standing for election for outside for-profit or non-profit boards of directors; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members; and review, oversee and report to the Board on Cohu’s corporate responsibility and sustainability initiatives, including potential trends and impacts to Cohu’s business regarding environmental, social, and governance issues. The Chair of the Nominating and Governance Committee receives communications directed to non-employee directors.

The charter of the Nominating and Governance Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Board Leadership Structure, Risk Oversight

Board Leadership Structure

As of the date of this proxy statement, our Board is currently comprised of six (6) independent directors, one (1) non-independent, non-executive director (former CEO of Cohu), and one (1) executive director (our CEO). One of our independent directors, Mr. Titinger, is not standing for re-election at the Meeting, and as of the Meeting date, the Board intends to reduce the size of the Board to seven (7) directors. Our corporate governance principles provide that the Board will fill the Chairperson and Chief Executive Officer positions based upon the Board’s view of what is in Cohu’s best interests at any point in time and do not prevent our Chief Executive Officer from also serving as our Chairperson of the Board. Our Board evaluates its leadership structure and elects the Chairperson and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of Cohu and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairperson of the Board and Chief Executive Officer, the positions are currently held by separate individuals.

Separating the positions of Chief Executive Officer and Chairperson of the Board allows our Chief Executive Officer to focus on the day-to-day operations and strategy of our business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Given his long tenure with and status within Cohu, our Board believes Mr. Donahue possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing Cohu and we believe he is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our Board believes that having Dr. Müller serve as Cohu’s Chief Executive Officer and Mr. Donahue serve as Chairperson, in combination with Mr. Bilodeau’s service as Lead Independent Director, is in the best interests of Cohu and its stockholders.

Cohu’s Corporate Governance Guidelines provide for the circumstances in which the Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The specific responsibilities of the Lead Independent Director include presiding at executive sessions of directors and at board meetings where the Chairperson is not present, calling meetings of independent directors, serving as a liaison between the independent directors and the Chairperson and CEO, and performing such other duties and responsibilities as the Board may determine.

Our Board has two (2) women members, or 25% of the Board’s current composition. We have reviewed the diversity requirements of the recently enacted California Assembly Bill 979, which requires boards of California public corporations to include at least one director from underrepresented communities by year-end 2021, and as of the date of this proxy, we meet the 2021 requirements.

Risk Oversight

Our Board oversees our risk management process. The Board focuses on general risk management strategy, the most significant risks facing Cohu, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. Cohu’s management is responsible for day-to-day risk management. This responsibility includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our Audit Committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting, liquidity and cybersecurity risks. Our Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, corporate governance and sustainability risks. Our Compensation Committee oversees risks related to our compensation policies to ensure that our compensation programs do not encourage unnecessary risk-taking. Finally, our full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”

Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Cohu, Inc.
12367 Crosthwaite Circle
Poway, CA 92064-6817

In addition, the bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s bylaws, see “Stockholder Proposals - 2022 Annual Meeting” on page 50.

Director Qualifications

Cohu’s Corporate Governance Guidelines are available at https://cohu.gcs-web.com/corporate-governance/documents-charters and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have high professional and personal ethics and values and diversity in perspectives and experiences, consistent with longstanding Cohu values and standards. They should have relevant experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director will seek to represent the diverse interests of all stockholders.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, diversity, experience and capability on the Board. The Board believes it is important for the Board to have diversity of knowledge base, life perspectives, professional experience and skills, and the Board and Nominating and Governance Committee takes these qualities into account when considering director nominees.

Executive Sessions

Executive sessions of independent directors, without management present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Lead Independent Director or, in the absence of the Lead Independent Director, the Chair of the Nominating and Governance Committee or another independent director. Any independent director can request that an additional executive session be initiated or scheduled.

Communications with the Board

Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. Communications are distributed to our Board, or to individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

Compensation of Directors

Cash Compensation

Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal 2020, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below.

Annual Retainer:	2020(1)
Chairperson of the Board	$95,000
Lead Independent Director	$75,000
Other Directors	$60,000
Annual Fees for Committee Chairs:
Audit Committee	$22,000
Compensation Committee	$15,000
Nominating and Governance Committee	$10,000
Annual Fees for Other Committee Members:
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000

(1)

After considering the uncertainty and adverse business impacts of the COVID-19 virus pandemic, the Board met on March 23, 2020 and proactively approved temporary cash retainer and fee reductions for non-employee directors in the amount of 20%, effective as of second fiscal quarter 2020. After considering the improved business conditions and outlook, the Board of Directors met on October 27, 2020 and determined to prospectively reverse the temporary cash retainer and fee reductions for non-employee directors, effective as of November 2, 2020.

In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Under the terms and conditions of the Cohu 2005 Equity Incentive Plan (the “2005 Plan”) members of the Board may make an annual irrevocable election to defer receipt of all or a portion of their cash-based non-employee director fees (including, as applicable, any annual retainer fee, committee fee and any other compensation payable with respect to their service as a member of the Board). In the event that a director makes such an election, Cohu will grant deferred stock units (“DSUs”) in lieu of cash, with an initial value equal to the deferred cash, which will be settled at a future date through the issuance of Cohu common stock. Ms. Richardson and Mr. Bilodeau elected to defer 100% of their 2020 cash-based non-employee director fees.

Equity Compensation

Non-employee directors participate in the 2005 Plan that provides for grants of restricted stock units or other forms of equity compensation to non-employee directors, as authorized by the Board. Cohu’s stock ownership guidelines provide that independent and non-employee directors should accumulate, over the three-year period commencing with their appointment or following an increase in the director’s annual cash retainer or a new guideline being approved, a minimum number of shares of Cohu stock with a value equal to three times the director’s annual cash retainer and should not sell any Cohu shares until these ownership guidelines are met and, once met, subsequent sales, if any, should not reduce their Cohu stock ownership below these minimum guideline amounts.

Equity compensation for non-employee directors during 2020 was as follows:

Initial appointment:

RSUs with a total value of $125,000, but the total value of such grant is prorated based on the period of time between appointment as director and the next scheduled director annual equity grant date

Annual grants:

RSUs with a total value of $125,000

Each RSU represents a contingent right to receive one share of Cohu common stock upon vesting. Assuming continued service on the Board, the RSUs granted to non-employee directors upon their initial appointment to the Board will vest over three years, and shares are issued in three equal annual installments beginning one year after the date of grant. The annual RSU awards vest over approximately one year, and shares are issued upon the earlier to occur of the one-year anniversary of the grant date or the next annual meeting of stockholders. RSUs may be accelerated upon a change in control, as defined in the 2005 Plan.

On May 6, 2020, 8,532 RSUs were awarded to each of Mses. Camp and Richardson and Messrs. Bendush, Bilodeau, Caggia, Donahue and Titinger. Cohu will issue to each recipient, assuming continued service as a director, shares of Cohu common stock at the end of the required RSU vesting period. Ms. Richardson and Messrs. Bilodeau, Caggia and Titinger elected to defer the settlement of 100% of their 2020 RSU grants under the 2005 Plan. Upon vesting of their RSUs, the deferred amounts will be credited in the form of DSU awards and ultimately payable, including dividends accrued during the deferral period if declared and paid, in shares of Cohu common stock. The DSUs will be settled upon the first to occur of cessation of service as a director for any reason, a change in control of Cohu or a future date selected at the time of deferral.

Medical Benefits

Mr. Donahue, who is a retired executive officer of Cohu, and his spouse receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are no longer offered to any other retired Cohu employees.

2020 DIRECTOR COMPENSATION

The following table provides information on compensation for Cohu’s non-employee directors for fiscal 2020.

	Fees
	Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation
Name	($)	($)(1)	($)(2)	Total ($)
William E. Bendush	76,627	124,994	-	201,621
Steven J. Bilodeau (3)	83,673	124,994	-	208,667
Andrew M. Caggia	70,462	124,994	-	195,456
Lynne J. Camp	59,452	124,994	-	184,446
Robert L. Ciardella (4)	22,250	-	-	22,250
James A. Donahue	83,673	124,994	34,732	243,399
Nina L. Richardson (3)	61,654	124,994	-	186,648
Jorge L. Titinger (3)	59,452	124,994	-	184,446

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal 2020 calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 26, 2020, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. As of December 26, 2020, Mses. Camp and Richardson had 13,127 and 12,377 unvested RSUs outstanding, respectively, and Messrs. Bendush, Bilodeau, Caggia and Donahue each had 8,532 unvested RSUs outstanding and Mr. Titinger had 9,444 unvested RSUs outstanding.

(2)	Amount shown for Mr. Donahue is for reimbursement of health insurance premiums and other medical costs for him and his spouse not covered by insurance.

(3)

During the year ended December 26, 2020, Ms. Richardson and Messrs. Bilodeau, Caggia and Titinger elected to defer settlement of their RSUs under the 2005 Plan. Ms. Richardson and Mr. Bilodeau also elected to defer their cash director fees. The deferred amounts are credited in the form of DSU awards and ultimately payable in shares of Cohu common stock, if the director ceases to be a director for any reason, upon the occurrence of a change in control of Cohu or at a future date selected at the time of deferral. As of December 26, 2020, Ms. Richardson and Messrs. Bilodeau, Caggia and Titinger had 3,460, 68,310, 17,343, and 6,944 DSUs, respectively.

(4)	Mr. Ciardella retired and did not stand for re-election effective May 6, 2020, and fees shown above represent amount earned prior to his retirement.

CORPORATE GOVERNANCE

Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at https://cohu.gcs-web.com/corporate-governance/documents-charters. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.

CODE OF BUSINESS CONDUCT AND ETHICS

Cohu has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, among other things, is designed to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct; and

●	accountability for adherence to the Code of Conduct.

The Code of Conduct is available at https://cohu.gcs-web.com/corporate-governance/documents-charters. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Conduct on our website within four business days.

CORPORATE SOCIAL RESPONSIBILTY

We strive to operate worldwide in a safe, responsible manner that respects the environment and protects the health and safety of our employees, our customers and the communities where we operate. We also endeavor to conduct our business operations in a manner that preserves the environment, which includes minimizing waste, conserving energy and preventing pollution. We believe an important aspect of our mission is to design products for a positive impact on society where our customers use our test and measurement products to reduce waste and to improve yield and the efficiency of the semiconductor process. Our actions go beyond regulatory compliance and ISO certifications, and some of our key environmental, health and safety initiatives include:

●	In 2020, we adopted global Environmental and Human and Labor Rights policies, which have been reviewed and endorsed by management;

●	We have begun annually reporting sustainability metrics following the framework established by the Sustainability Accounting Standards Board, as an “Electrical and Electronic Equipment” provider;

●

We significantly increased our transparency through the publication of corporate Sustainability Reports and Employee Health and Safety Reports for 2019 and 2020. These reports are available on our website at https://www.cohu.com/corporate-responsibility.

●

We strive to reduce direct energy usage, and through successful execution of our global manufacturing site consolidation plan, we reduced direct energy usage in 2020 by 15% (as compared to 2019), while growing sales 9%.

●

We proactively implemented enhanced health and safety protocols at our global locations to protect and maintain employee health and well-being, and to prevent the spread of COVID-19 within our facilities and in our communities. Largely due to the extraordinary efforts of our employees, we safely preserved business continuity during the COVID-19 pandemic as a critical infrastructure supplier and enabler of the semiconductor industry.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Cohu’s common stock as of March 12, 2021, by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each NEO included in the “2020 Summary Compensation Table”; and (iv) all directors and executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817.

	Beneficially owned	Common stock		Percent
Name and address of beneficial owner	common stock	equivalents (1)	Total	of class (2)

Barrow, Hanley, Mewhinney & Strauss, LLC (3)	2,515,547	-	2,515,547	5.23%
2200 Ross Avenue, Dallas, TX 75201

BlackRock, Inc. (4)	6,359,112	-	6,359,112	13.22%
55 East 52nd Street, New York, NY 10055

Dimensional Fund Advisors LP (5)	2,360,383	-	2,360,383	4.91%
6300 Bee Cave Road, Austin, TX 78746

The Vanguard Group (6)	2,589,383	-	2,589,383	5.38%
100 Vanguard Blvd. Malvern, PA 19355

William E. Bendush	29,815	10,000	39,815	*
Steven J. Bilodeau (7)	75,254	-	75,254	*
Christopher G. Bohrson	18,536	-	18,536	*
Andrew M. Caggia (8)	32,181	10,000	42,181	*
Lynne J. Camp	2,298	-	2,298	*
James A. Donahue	358,524	-	358,524	*
Jeffrey D. Jones	124,316	38,442	162,758	*
Thomas D. Kampfer	8,577	-	8,577	*
Luis A. Müller	192,487	-	192,487	*
Nina L. Richardson (9)	5,383	-	5,383	*
Pascal Rondé	53,925	-	53,925	*
Jorge L. Titinger (10)	24,521	-	24,521	*

All directors and executive officers as a group (13 persons)	931,236	58,442	989,678	2.06%

* Less than 1%

(1)	Shares issuable upon exercise of stock options held by directors and executive officers that were exercisable on or within 60 days of March 12, 2021.

(2)

Computed on the basis of 48,116,839 shares of Cohu common stock outstanding as of March 12, 2021, plus, with respect to each person holding options to purchase Cohu common stock exercisable within 60 days of March 12, 2021, the number of shares of Cohu common stock issuable upon exercise thereof.

(3)

According to Schedule 13G filed with the SEC on February 11, 2021, Barrow, Hanley, Mewhinney & Strauss, LLC reported that it had sole voting and dispositive power with respect to 1,753,482 and 2,515,457 shares, respectively and shared voting power with respect to 761,975 shares and no shared dispositive power with respect to these shares.

(4)

According to Schedule 13G filed with the SEC on January 26, 2021, BlackRock, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 6,295,667 and 6,359,112 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(5)

According to Schedule 13G filed with the SEC on February 12, 2021, Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 2,270,169 and 2,360,383 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(6)

According to Schedule 13G filed with the Securities SEC on February 10, 2021, The Vanguard Group reported that it had no sole voting and sole dispositive power with respect to 2,513,990 shares, respectively and shared voting and dispositive power with respect to 43,738 and 75,393 shares, respectively.

(7)	Beneficially owned common stock includes 42,788 deferred stock unit awards issued pursuant to the 2005 Plan.

(8)	Beneficially owned common stock includes 17,343 deferred stock unit awards issued pursuant to the 2005 Plan.

(9)	Beneficially owned common stock includes 3,460 deferred stock unit awards issued pursuant to the 2005 Plan.

(10)	Beneficially owned common stock includes 6,944 deferred stock unit awards issued pursuant to the 2005 Plan.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the year ended December 26, 2020, its executive officers, directors and 10% stockholders timely complied with all Section 16(a) filing requirements, except: i) on May 13, 2020, a Form 4 was filed for Ian P. Lawee that was not filed in a timely manner as it was one day past the filing deadline; ii) on November 9, 2020, a Form 4 was filed for Mr. Lawee that disclosed the acquisition of securities through Cohu’s Employee Stock Purchase Plan that occurred on May, 5, 2020 and changed the number of shares beneficially as of that date; iii) on January 22, 2021 a Form 4 was filed for deferred stock units issued to Steven J. Bilodeau on December 25, 2020 for deferred fourth quarter 2020 board fees; and iv) on January 22, 2021 a Form 4 was filed for deferred stock units issued to Nina L. Richardson on December 25, 2020 for deferred fourth quarter 2020 board fees. In all cases, the referenced individuals placed reasonable reliance on Cohu to timely file the Form 4s and the delays were caused by Cohu administrative errors. We have subsequently implemented process improvements regarding our filing procedures.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board of Directors is composed of three (3) independent directors, as defined in the Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are William E. Bendush (Chair), Andrew M. Caggia and Nina L. Richardson.

Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.

Cohu’s management has primary responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 26, 2020 and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed pursuant to standards of the Public Company Accounting Oversight Board (“PCAOB”) and the applicable requirements of the SEC.

Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young’s independence.

Summary

Based upon the Audit Committee’s review and discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 26, 2020, for filing with the SEC.

The Audit Committee appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2021 and recommends to stockholders that they ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2021.

This report is submitted by the Audit Committee.

William E. Bendush (Chair)         Andrew M. Caggia         Nina L. Richardson

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 26, 2020 and December 28, 2019.

(in thousands)	2020	2019(4)
Audit Fees (1)	$2,723	$3,124

Tax Fees:
Tax Compliance (2)	125	1,049
Tax Planning and Advice (3)	73	1,080
	198	2,129
Total	$2,921	$5,253

The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2020 and 2019, 100% of the non-audit fees were pre-approved by the Audit Committee.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one such service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)

Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Tax compliance fees consisted primarily of assistance with (i) review or preparation of Cohu’s federal, state and foreign tax returns and (ii) tax return examinations.

(3)	Tax planning and advisory fees were primarily driven by legal entity consolidation and restructuring initiatives arising from the Xcerra acquisition.

(4)	Audit fees, tax compliance fees and tax planning and advice fees reported for 2019, have been adjusted for invoices received after the filing date of Cohu’s 2020 proxy statement.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2020 compensation program for our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers of Cohu at the end of 2020. These individuals were:

■	Luis A. Müller, President and Chief Executive Officer (our “CEO”);

■	Jeffrey D. Jones, Vice President Finance and Chief Financial Officer;

■	Christopher G. Bohrson, Senior Vice President and General Manager Test Handler Group (1);

■	Thomas D. Kampfer, Vice President Corporate Development, General Counsel and Secretary; and

■	Pascal Rondé, Senior Vice President Global Customer Group (2).

(1)	With Mr. Rondé’s transition, on February 9, 2021, Mr. Bohrson assumed the role of Senior Vice President Global Customer Group. See also note 2 below.

(2)

On October 27, 2020, we announced Mr. Rondé’s transition from the company and under such transition, effective as of February 9, 2021 he is no longer an executive officer and his transitionary title is Senior Advisor. See “Employment Agreements.”

We refer to our named executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as our “NEOs.” This Compensation Discussion and Analysis provides an overview of our philosophy and principles that govern our executive compensation program, how we applied those principles in compensating our NEOs for 2020, and how we use our executive compensation program to drive performance. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation policies and decisions involving our NEOs during 2020.

Executive Summary

2020 Business Highlights

2020 was an extraordinarily difficult year. Market conditions went through significant churn starting strong in Q1, then dropping into a deep recession as a reaction to the COVID-19 pandemic, and finally coming back robustly in Q4. Despite the unique challenges, Cohu ended 2020 on a high note being operationally profitable with record fourth quarter orders and strong momentum for our semiconductor testers and handlers:

■	Sales were up 9% year-over-year to $636.0 million;

■	Fifth consecutive year of sales growth with 5-year CAGR 18.7%;

■	Non-GAAP earnings per share were $1.19; and

■	Outstanding operational execution despite COVID-19 business disruptions throughout the year.

2020 Executive Compensation Notable Actions

Consistent with our performance and the aggressive compensation objectives established for 2020, and proactively in response to COVID-19 driven business uncertainties during the second and third quarters, the Compensation Committee approved the following compensation actions for NEOs for 2020:

■	Implemented a temporary base salary reduction, from April through October 2020, of 15% for our NEOs and 20% for our CEO in response to COVID-19 impact on the semiconductor market and our business;

■	Executed updated and standardized Severance Agreements and Change in Control Agreements with our NEOs, including our CEO;

■	Paid our NEOs, including our CEO, annual cash incentives 102.8% of their target annual cash incentive opportunity; and

■

Granted long-term incentive compensation in the form of time-based restricted stock units (“RSUs”) and performance share units (“PSUs”) to be earned based on our total stockholder return (“TSR”) relative to a pre-selected comparator group for a 3-year period from 2020 through 2022.

Pay for Performance

Our Board of Directors believes that the compensation of our NEOs for 2020 was reasonable and appropriate, is justified by our performance, and carefully balances both time-based and performance-based compensation elements. 2020 compensation objectives for our NEOs were established in February 2020 and were not adjusted for COVID-19 pandemic impacts and business disruptions within the semiconductor market or our business. The following chart illustrates the mix of elements of the target total direct compensation opportunity for our CEO for 2020.

Further, the compensation of our NEOs over the previous five years demonstrates the alignment between pay and performance. The variable cash compensation for our NEOs for each year from 2016 through 2020 varied from 33% to 152% of their target annual cash incentive opportunities based on our financial performance. For example:

■

In 2016, our results were strong, and we executed the acquisition of Kita Manufacturing. All NEOs received variable cash compensation above their target amounts ranging from 114% to 119% of their target annual cash incentive opportunities.

■

In 2017, we had another successful year where we delivered strong results above annual plan and executed on our strategic objectives. All NEOs received variable cash compensation above their target amounts ranging from 138% to 152% of their target annual cash incentive opportunities.

■

In 2018, we delivered good results despite softening market conditions in the second half of the year, particularly in the mobility and automotive segments, and slowing growth in China consumer spending. We executed the transformative acquisition of Xcerra, doubling our sales and employee population, based on the last twelve months immediately preceding the acquisition. NEOs received variable cash compensation amounts ranging from 89% to 117% of their target annual cash incentive opportunities.

■

2019 was a challenging year. Notwithstanding, Cohu still achieved its fourth consecutive year of sales growth in a weak semiconductor market while implementing the integration of Xcerra, delivering $40 million in annual run-rate cost synergies at year-end. This resulted in variable cash compensation to our NEOs ranging from 33% to 45% of their target annual cash incentive opportunities, which reflected the aggressive performance targets established for the 2019 plan year.

■

2020, as discussed above, presented unique challenges due to the COVID-19 pandemic and the rapid ramp in business occurring in the second half of the year. Under variable cash compensation program, NEOs including our CEO received 102.8% of their target annual cash incentive opportunities.

Since 2012, all NEOs have had some portion of their long-term incentive compensation based on PSUs that require achievement of business goals to earn a payout. Starting in 2015, the PSU portion of the long-term incentive program is earned based solely on our TSR relative to a pre-selected comparator group of companies. The weighting of these PSUs in relation to time-based RSU grants has also evolved over the years and currently stands at 50% of each NEO’s total annual equity grant value. Our NEOs have earned from a low of 25% of their target PSU award for the 2016 Long-Term Incentive program to a high of 180% of their target PSU award for the 2014 long-term incentive program.

While the past five years indicate that the program effectively rewards our executive officers when we deliver superior performance and appropriately adjusts compensation downward in the case of less-than-superior performance, the Compensation Committee will continue to review the executive compensation program to ensure it reflects the correct balance between short-term financial performance and long-term stockholder return. For example, in March 2016, the Compensation Committee increased the performance period for the TSR measurement to three years to enhance the focus on long-term results and in March 2021 they eliminated the minimum number of PSUs that could be earned on future grants. This formula is described in detail in the section entitled “Long-Term Incentive Compensation” below.

2020 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2020:

■	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

■

Independent Compensation Committee Advisors. The Compensation Committee engaged its own independent compensation consultant to assist with its 2020 compensation and governance reviews. This consultant performed no other consulting or services for us.

■

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

■

Annual Compensation-Related Risk Review. The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that compensation practices are not reasonably likely to have a material adverse effect on Cohu.

■

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation policies and practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

-

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

-	No Defined Benefit Pension Plans. We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements for our executive officers;

-	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers;

-

No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits other than standard relocation benefits and tax equalization agreements related to expatriate assignments;

-

No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits with the exception of certain potential immaterial payments of COBRA premiums under specific circumstances;

-

“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of Cohu plus a qualifying termination of employment before payments and benefits are paid), although the vesting of equity awards will accelerate in full if the awards are not assumed or replaced by an acquiring corporation;

-	Performance-Based Incentives. We use performance-based short-term and long-term incentives and do not have common or overlapping metrics between these programs;

-	Incentive Compensation Recoupment Policy. Incentive compensation awarded to our executive officers is subject to recoupment under certain circumstances if our financial results are restated;

-	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

-	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers and directors, from hedging or pledging any Company securities; and

-	Stock Ownership Policy. We maintain a stock ownership policy for our executive officers and directors that require each of them to beneficially own a specified value of shares of our common stock.

2020 Stockholder Advisory Vote on Executive Compensation

At our 2020 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2019 compensation of our NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved, in a non-binding vote, such 2019 compensation of our NEOs, as disclosed in our proxy statement for the 2020 Annual Meeting of Stockholders, with approximately 97% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ strong support of our executive compensation program. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our NEOs.

Based on the results of a previous stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our NEOs (commonly known as a “Say-When-on-Pay” vote) conducted at our 2017 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis.

Compensation Philosophy

Our executive compensation program is intended to meet three principal objectives:

■	attract, reward and retain our executive officers;

■	motivate these individuals to achieve our short-term and long-term corporate goals that enhance stockholder value; and

■	support our core values and culture by promoting internal equity and external competitiveness.

To meet these objectives, we have adopted the following overarching policies:

■	we pay compensation that is competitive with the practices of other leading semiconductor equipment and similar technology companies; and

■	we pay for performance by:

-	providing a short-term cash incentive opportunity that is based on challenging financial performance objectives for our executive officers; and

-

providing long-term incentive opportunities in the form of a combination of RSU awards, PSU awards, and/or stock options that enable us to motivate and retain those executive officers with the leadership abilities necessary to create sustainable long-term value for our stockholders.

These policies guide the Compensation Committee in determining the proper allocation between current cash compensation and short-term and long-term incentive compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and applicable regulatory requirements.

Compensation-Setting Process

Role of the Compensation Committee

Our executive compensation program is designed and overseen by the Compensation Committee, which is comprised entirely of independent directors, as determined in accordance with the rules of the SEC and the listing standards of NASDAQ. The Compensation Committee conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our short-term business plan and long-term strategy. The Compensation Committee also reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee from time to time makes changes to our executive compensation program.

The Compensation Committee reviews our executive compensation program on an annual basis, including each of the elements of compensation provided under the program (other than deferred compensation and 401(k) benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of our executive officers’ compensation arrangements). In determining the overall compensation arrangements for our executive officers, including our NEOs, as well as the level of each specific element of compensation, the Compensation Committee takes into consideration a number of factors, including the following:

■	the recommendations of our CEO (except with respect to his own compensation) as described below;

■	our corporate growth and other elements of financial performance;

■	the individual performance of each executive officer, including his or her achievement of management objectives;

■	a review of the relevant competitive market data, as described below;

■	the skill set, prior experience, and tenure of the executive officer;

■	the role and responsibilities of the executive officer;

■	the past and expected future contribution of the executive officer;

■	internal pay consistency for similar positions or skill levels within Cohu; and

■	external factors to attract and retain talent and overall market conditions.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of Cohu, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making these recommendations.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at the Corporate Governance section of our website www.cohu.com.

Role of Management

On occasion, the Compensation Committee meets with our CEO and/or our other executive officers and our Vice President of Human Resources to obtain information and recommendations with respect to our executive compensation program, policies, and practices, as well as the compensation arrangements of our executive officers. In 2020, the Compensation Committee met with Dr. Müller, our CEO, who made recommendations to the Compensation Committee on the base salary, target annual cash incentive award opportunities, and long-term incentive compensation for our executive officers, including our NEOs (except with respect to his own compensation). In formulating these recommendations, our CEO used, among other things, competitive market data, an internal equity analysis and individual performance factors. The Compensation Committee considers, but is not bound by and does not always accept, these recommendations with respect to executive compensation. In recent years, the Compensation Committee has changed several of our CEO’s compensation proposals and regularly seeks input from its compensation consultant or data from other independent sources prior to making its decisions.

In 2020, our CEO attended some of the Compensation Committee’s meetings, but the Compensation Committee also held executive sessions not attended by any members of management. The Compensation Committee held discussions and made its decisions with respect to our CEO’s compensation without him present.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, including our NEOs, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has authorized our CEO to make base salary adjustments and short-term cash incentive award decisions for all employees other than our executive officers, including our NEOs.

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist in carrying out its responsibilities. The Compensation Committee typically engages Compensia, a national compensation consulting firm, to advise and assist it on various aspects of executive and director compensation, including base salaries, annual and long-term incentive compensation. The Chair of the Compensation Committee reviews and approves all payments to Compensia.

It has been the Compensation Committee’s practice to have Compensia prepare a comprehensive executive compensation analysis in alternating years and update this analysis in interim years only if warranted by changing conditions. As a result of the Xcerra acquisition and its impact on the scope of director and executive responsibilities, the Compensation Committee engaged Compensia to prepare full director and executive compensation analyses in September 2018 and December 2018, respectively. In 2020, the Compensation Committee directed Compensia to report on trends in executive and director compensation policies and practices, corporate governance, and to conduct a compensation-related risk assessment of our compensation programs in 2020. With the temporary management salary and board of directors fee reductions in place for a majority of 2020, the Compensation Committee deferred the full director and executive compensation assessment until 2021.

Compensia reports directly to the Compensation Committee. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia does not provide any other services to us and receives compensation only with respect to the services provided to the Compensation Committee.

The Compensation Committee has considered the independence of Compensia in light of the rules of the SEC and the listing standards of Nasdaq. Based on these rules and standards, the Compensation Committee has concluded that the work performed by Compensia did not raise any conflict of interest.

Competitive Positioning

In arriving at its compensation decisions for our executive officers, including our NEOs, for 2020, the Compensation Committee considered competitive market data and an analysis prepared by Compensia. In making its decisions, the Compensation Committee evaluates this data and analysis as an important reference point but does not reach its conclusions on a formulaic basis. This analysis was based on a review of the compensation practices of a select group of peer companies which was approved by the Compensation Committee after reviewing data prepared by Compensia and input from management. In selecting companies for the compensation peer group, the Compensation Committee identified companies headquartered in the U.S. in the semiconductor capital equipment and electronic capital equipment and instrumentation sectors that were comparable to us on the basis of 0.4x – 2.5x revenue, 0.25 – 5.0x our market capitalization, and that had similar scope of operations, and which the Compensation Committee believed compete with us for executive talent.

In December 2019, the Compensation Committee revised the compensation peer group due to the merger of two then current members: Nanometrics and Rudolph Technologies. As the surviving entity of this merger, Onto Innovation, still met the peer group financial and product profile, it was added to the peer group now consisting of 16 companies.

For 2021, the compensation peer group continues to consist of the following 16 companies:

Advanced Energy Industries	MTS Systems
Axcelis Technologies	Novanta
Brooks Automation	Onto Innovation
Cabot Microelectronics	OSI Systems
Cirrus Logic	Photronics
Entegris	Synaptics
FormFactor	Ultra Clean Holdings
Kulicke & Soffa	Veeco Instruments

Generally, data on the compensation practices of the companies in the compensation peer group was gathered by Compensia from publicly available sources, including publicly available databases. Peer company data is gathered with respect to base salary, target annual incentive opportunities, equity awards (including stock options, RSU awards, and PSU awards), and long-term cash-based awards. In addition, similar data was gathered from the Radford High-Technology Executive Compensation survey for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points.

Compensation Elements

Our executive compensation program consists of six principal elements:

■	base salary;

■	annual cash incentive opportunities;

■	long-term incentive compensation in the form of equity awards;

■	deferred compensation benefits;

■	welfare and health benefits, including a Section 401(k) plan; and

■	limited perquisites and other personal benefits.

The Compensation Committee has selected these elements because each is considered necessary, appropriate and when combined are effective, and will continue to be effective, in achieving our compensation objectives.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain experienced executive officers. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as to be equitable across the management team.

The Compensation Committee reviews the base salaries of our executive officers, including our NEOs, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

On March 24, 2020, the Compensation Committee approved a temporary salary reduction for Dr. Müller and authorized him to implement temporary salary reductions for his direct reports, including the NEOs. After considering the impending impact of the COVID-19 global pandemic on market conditions in our industry and the uncertainty of our business outlook, effective April 6, 2020, we implemented a temporary base salary reduction program to certain officers, including a 20% reduction for our chief executive officer and 15% reduction for each of the other NEOs. These base salary reductions were prospectively reversed as of November 2, 2020.

On February 4, 2021, the Compensation Committee, based on the recommendations of Dr. Müller, except with respect to his own compensation, and a review of market salary data as well as other factors described above, including specifically the expanded scope of responsibilities of certain NEOs, approved base salary increases for our executive officers including our NEOs effective on February 22, 2021 or the subsequent scheduled pay period.

	February 24, 2020	April 6, 2020	November 2, 2020	February 22, 2021
Named Executive Officer	Base Salary	Base Salary	Base Salary	Base Salary
Luis A. Müller	$595,000	$476,000	$595,000	$625,000
Jeffrey D. Jones	$380,000	$323,000	$380,000	$410,000
Christopher G. Bohrson	$350,000	$297,500	$350,000	$366,000
Thomas D. Kampfer	$335,000	$284,750	$335,000	$355,000
Pascal Rondé (1)	$363,421	$304,639	$363,421	$363,421

(1)

Mr. Rondé is paid in Euros and the base salary rates above have been converted to U.S. Dollars as required by SEC rules. Further, during Mr. Rondé’s transition, effective June 1, 2021 his annualized base salary will be $55,248. See “Employment Agreements”

The base salaries of our NEOs during 2020 are set forth in the “2020 Summary Compensation Table” below.

Annual Cash Incentives

Each year, the Compensation Committee approves an annual management incentive plan for our executive officers, including our NEOs, to encourage and award their achievement of our financial objectives as set forth in our target operating model and annual plans. Under this annual management incentive plan, the Compensation Committee establishes an incentive formula that is applied to the actual level of achievement for each of the selected performance measures. The incentive formula is based on the anticipated difficulty and relative importance of achieving the target level for each respective performance measure. Accordingly, the actual incentives paid, if any, for any given year will vary depending on our actual performance.

To support our retention objectives, typically the annual management incentive plan provides that an executive officer must be an employee when the incentives for the year are paid. The annual management incentive plan provides that the Compensation Committee has the discretion to decrease, but not increase, any incentives paid under the plan, even if the applicable performance objectives have been achieved. Historically, incentives have been payable in cash unless an executive officer elects to defer all or part of his or her incentive into the Cohu, Inc. Deferred Compensation Plan.

On February 6, 2020, the Compensation Committee adopted the annual management incentive plan for 2020 (the “2020 MIP”). The 2020 MIP was adopted pursuant to the Cohu 2005 Equity Incentive Plan (the “2005 Plan”).

Target Annual Cash Incentive Opportunities

For purposes of the 2020 MIP, our CEO made recommendations to the Compensation Committee with respect to target annual cash incentive opportunities (expressed as a percentage of base salary) for each of our executive officers, including our NEOs (except with respect to his own target annual cash incentive opportunity). The target annual cash incentive opportunities approved by the Compensation Committee for our NEOs, and the range of the potential incentive, as a percentage of base salary, were as follows:

		Range of Possible 2020
Named Executive Officer	Target Annual Cash Incentive Opportunity	Incentive Awards as Percentage of Base Salary
Luis A. Müller	100%	0% - 200%
Jeffrey D. Jones	70%	0% - 140%
Christopher G. Bohrson	60%	0% - 120%
Thomas D. Kampfer	50%	0% - 100%
Pascal Rondé	60%	0% - 120%

Performance Measures

For purposes of the annual management incentive plan, the Compensation Committee may select one or more performance measures from a range of performance measures specified in the 2005 Plan. On February 6, 2020, the Compensation Committee changed the 2020 MIP objectives to further incentivize profitable business growth. The Compensation Committee determined, for the 2020 MIP, to increase the weighting of corporate performance measures and sales growth while eliminating individual performance measures.

For purposes of the 2020 MIP, the Compensation Committee selected two financial performance measures for our executive officers:

●	sales growth based on a four-year rolling sales growth target; and

●	non-GAAP net income based on non-GAAP Net Income target.

The Compensation Committee selected these two performance measures because they believe sales growth reflects the overall acceptance of the market for our products and non-GAAP net income reflects how effectively management delivered our products to our customers during the year. A reconciliation of GAAP to non-GAAP operating income used for the 2020 MIP is included as Appendix A to this proxy statement.

The weighting of these performance measures for the purposes of the 2020 MIP for each NEO were as follows:

	Sales	Non-GAAP
Named Executive Officer	Growth	Net Income
Luis A. Müller	20%	80%
Jeffrey D. Jones	20%	80%
Christopher G. Bohrson	20%	80%
Thomas D. Kampfer	20%	80%
Pascal Rondé	20%	80%

The performance measures and their respective weightings were aligned among the executive officers to reflect their shared responsibilities for delivering the targeted performance. The Compensation Committee determined that using our consolidated results for sales and non-GAAP net income were appropriate for all executive officers given their responsibilities for the overall success of our business.

In addition, to further motivate our executive officers and based on a competitive market analysis prepared by Compensia, the Compensation Committee determined that the following features would apply to the 2020 MIP:

■	with respect to the portion of the annual cash incentive related to the non-GAAP net income performance measure, no amount would be paid unless non-GAAP pretax income was 5% or more of Sales; and

■

the threshold, target, and maximum performance and payout levels for sales and non-GAAP net income performance measures were scaled to provide both greater reward for exceeding our target levels which are based on our aspirational business model that is more challenging than our operating plan and greater penalty for missing target levels as follows:

2020 MIP Scale
Performance to 4-year Rolling Sales Growth	0%	5%	>10%
Payout Level Earned	None	100%	200%

Performance to Non-GAAP Net Income	<5% Pretax Income	$64.6M	>$96.9M
Payout Level Earned	None	100%	200%

Performance Measure Target Levels

With respect to the target levels for sales, the Compensation Committee believed that, at the time, the target level for each performance measure was set, these target levels would be challenging and difficult, but achievable under normal business conditions with significant effort and skill, and strong execution. For 2020, the Compensation Committee expected that these target levels would be difficult to achieve because they would require delivery of results in uncertain market conditions, adroitly executing our business strategy, the development and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment.

For purposes of the 2020 MIP, the target levels for Company sales growth and non-GAAP net income are set forth in the following table.

2020 MIP Performance Measures for all NEOs, Including the CEO
Goals (as defined)	Target Level
4-year Rolling Sales Growth	5%
Non-GAAP Net Income	$64.6 million

Annual Incentive Decisions

Following the end of 2020, the Compensation Committee compared our actual financial performance to the target performance levels established for the year and applied the incentive formula under the 2020 MIP to this actual performance.

Based on these determinations, the annual cash incentives paid to our NEOs for 2020 were as follows:

Actual Achievement 2020 MIP Performance Measures and Objectives (as defined)
	Dr. Müller	Mr. Jones	Mr. Bohrson	Mr. Kampfer	Mr. Rondé
4-year Rolling Sales Growth	21.2%	21.2%	21.2%	21.2%	21.2%
Goal Payout %	200%	200%	200%	200%	200%
Non-GAAP Net Income (1)	$50.7 million	$50.7 million	$50.7 million	$50.7 million	$50.7 million
Goal Payout %	78.5%	78.5%	78.5%	78.5%	78.5%
Actual Amount of Fiscal 2020 Annual Cash Incentives
Non-Equity Incentive Award Payable	$611,432	$273,346	$215,800	$172,126	$240,868
% of targeted award amount	102.8%	102.8%	102.8%	102.8%	102.8%

(1)	A reconciliation of GAAP to non-GAAP operating income is included as Appendix A to this proxy.

The annual cash incentives paid to our NEOs for 2020 are set forth in the “2020 Summary Compensation Table” below.

On February 4, 2021, the Compensation Committee met and considered changes to the 2021 MIP with the objective to continue to incentivize profitable business growth. The Compensation Committee determined, for the 2021 MIP, to change the profitability metric from non-GAAP net income to non-GAAP pretax income to reflect the difficulties forecasting precise international tax provisioning in our multi-jurisdictional global tax environment, the late timing of completing these provisions in our annual closing process, and the limited impact the broader NEO group has on such tax provisioning actions.

Long-Term Incentive Compensation

We provide long-term incentive compensation in the form of equity awards to our executive officers, including our NEOs. These awards are intended to align the interests of our executive officers with those of our stockholders by creating an incentive for them to maximize long-term stockholder value. They are also designed to encourage our executive officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the environment in which we operate and revises our long-term incentive compensation arrangements as it determines to be necessary and appropriate to help meet our business objectives, including increasing long-term stockholder value.

Generally, in determining the size of the equity awards granted to our executive officers, including our NEOs, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity awards), competitive market data (with particular reference to the median of the competitive market), the potential GAAP accounting expense associated with the proposed awards (as compared to the companies in the compensation peer group), and the other factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Further, the Compensation Committee has the discretion to determine whether awards in any given year will be made in the form of RSU awards, PSU awards, other awards or a combination thereof.

On March 17, 2020, consistent with the grant timing in prior years, the Compensation Committee, based on the factors described above, approved the grant of RSU awards and PSU awards to our executive officers, including our NEOs. The Compensation Committee also determined that, to balance the retention value of the RSU awards with the performance focus of the PSU awards, the total dollar value of the equity awards should be equally weighted between RSU awards and PSU awards.

The equity awards granted to our NEOs in 2020 were as follows:

	Number of	Number of	Total Face
	Restricted	Performance	Value of
	Stock Units	Stock Units	Stock Units At
Named Executive Officer	Granted	Granted (1)	Time of Grant (2)
Luis A. Müller	80,705	80,705	$2,149,981
Jeffrey D. Jones	26,651	26,651	$709,983
Christopher G. Bohrson	16,891	16,891	$449,976
Thomas D. Kampfer	12,012	12,012	$320,000
Pascal Rondé	30,030	0	$400,000

(1)	PSUs granted at the target award level.

(2)	Closing price of COHU on March 17, 2020 was $13.32.

Restricted Stock Unit Awards

With the exception of the grant to Mr. Rondé, consistent with our other employee equity awards, the RSU awards granted to our executive officers in 2020 vest at the rate of 25% of the shares of our common stock subject to the awards per year. Mr. Rondé’s 2020 RSUs vest at the rate of 50% the shares of our common stock subject to the awards per year in conjunction with his anticipated departure from Cohu in 2022.

Performance Stock Unit Awards

2020 PSU Awards

The PSU awards granted to our executive officers in March 2020 will be earned based on our TSR as compared to a pre-established comparator group measured over a three-year performance period beginning on the first day of fiscal 2020, with earned shares vesting fully at the end of three years from the date of grant. The performance period for the 2020 PSU Awards was set at three years to enhance the long-term focus of the program.

The number of shares of our common stock that may be earned under the 2020 PSU Awards range from a minimum award level of 25% of the target number of shares subject to the awards, up to a maximum of 200% of the target number of shares as follows:

TSR Ranking Relative to Comparator Group	Percentage of Target Number of Shares Earned
Below 25th Percentile	25%
25th Percentile	25%
57th Percentile	100%
100th Percentile	200%

For performance between the percentile rankings listed above, the 2020 PSU Awards operate on a linear basis with an additional 7% of the target number of shares earned for each 3% increase in our TSR performance above the threshold performance level of 25%. TSR performance is calculated by an outside firm, Research Data Group, Inc.

The following graph illustrates how the number of shares of common stock subject to the 2020 PSU awards that are earned will be calculated:

For 2020, the Compensation Committee revised the TSR peer group due to the merger of two members: Nanometrics and Rudolph Technologies. As the surviving entity of this merger, Onto Innovation, still met the peer group financial and investment profile, it was added to the peer group now consisting of 23 companies. For purposes of the 2020 PSU awards, the comparator group as of March 2020 consisted of the following companies that the Compensation Committee believes represent competition for our stockholders’ investments:

Advanced Energy Industries	Entegris	Novanta
Advantest	FormFactor	Onto Innovation
ASM Pacific	Intevac	OSI Systems
Axcelis Technologies	Kulicke & Soffa	Photronics
Besi	Micronics	Teradyne
Brooks Automation	MKS Instruments	Ultra Clean Holdings
Cabot Microelectronics	MTS Systems	Veeco
Camtek	National Instruments

The equity awards granted to our NEOs in 2020 are set forth in the “2020 Summary Compensation Table” and the “2020 Grants of Plan-Based Awards Table” below.

2018 PSU Awards

The 2018 PSU awards had a three-year performance period after which the number of shares of our common stock earned was determined. Following the end of 2020, the Compensation Committee compared our actual performance with respect to the TSR peer group. The TSR result for the fiscal year 2018 through 2020 period as calculated by an outside firm, Research Data Group, Inc., was at the 66.6th percentile of the comparator group and, therefore, the number of shares of our common stock earned under the 2018 PSU awards was 122% of the target award number of shares.

The number of shares of our common stock earned by our NEOs with respect to their 2018 PSU awards was:

	Performance			Final Shares Earned
	Stock Unit			as a Percentage
Named	Award (Target number	2018-20 TSR Percentile	Final Shares	of Target Number of
Executive Officer	of shares)	Result	Earned	Shares
Luis A. Müller	30,755	66.6%	37,542	122%
Jeffrey D. Jones	13,181	66.6%	16,090	122%
Christopher G. Bohrson	7,249	66.6%	8,848	122%
Thomas D. Kampfer	7,249	66.6%	8,848	122%

For purposes of the 2018 PSU awards, the pre-selected peer group consisted of the following companies that we felt represented competition for our stockholders’ investments. This group includes all the peer companies used for executive compensation comparisons at the time of grant plus seven others that provide similar products to our customers but that for various reasons such as revenue size or being located outside the U.S. would not be valid compensation peer members. During the performance period Electro Scientific Industries and Xcerra were acquired and therefore removed from the peer group. Nanometrics merged with Rudolph Technologies becoming Onto Innovation which replaced both companies in the peer group:

Advanced Energy Industries	Cabot Microelectronics	MKS Instruments
Advantest	Camtek	Onto Innovation
ASM Pacific	FormFactor	Photronics
Axcelis Technologies	Intevac	Teradyne
Besi	Kulicke & Soffa	Ultra Clean Holdings
Brooks Automation	Micronics	Veeco

Deferred Compensation Benefits and 401(k) Plan

We maintain a nonqualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), for our U.S. based executive officers and other employees designated by the Compensation Committee. Under the Deferred Compensation Plan, participants may elect to voluntarily defer receipt of up to 25% of their base salary and/or up to 100% of their annual cash incentive payment, thereby allowing them to defer taxation on such amounts.

We may match participant contributions to the Deferred Compensation Plan up to 4% of the participant’s annual base salary in excess of the specified annual compensation limit allowed under the Code for contributions under the Section 401(k) plan. The annual limit, which is indexed, was $285,000 for 2020. Our matching contributions and any deemed investment earnings attributable to these contributions will be 100% vested when the participant has two years of service with us. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. We have not matched any participant contributions to the Deferred Compensation Plan since 2008.

For additional information on the Deferred Compensation Plan, see “2020 Nonqualified Deferred Compensation” below.

We maintain a tax-qualified defined contribution plan, the Cohu Employees’ Retirement Plan (the “401(k) Plan”), for our U.S. based executive officers and other employees. The majority of our U.S. based employees, including all of the U.S. based NEOs, who are at least 21 years of age, are eligible to enroll in the 401(k) Plan. Under the 401(k) Plan, participants may contribute a percentage of their annual compensation subject to maximum annual contribution limitations. We may match participant contributions not to exceed specified annual limits. Our matching contributions in 2020 are immediately vested and our matching contribution was at the rate of 50% of the first 8% of employee pre-tax contributions to the plan. Generally, during 2020 the maximum annual amount that any participant could contribute to the 401(k) Plan was $19,500 unless aged 50 or more which allows participants to make an additional $6,500 in “catch-up” contributions and our maximum matching contribution was $11,400.

Welfare and Health Benefits

In 2020, our executive officers, including our NEOs, were eligible to receive health care insurance coverage and additional benefits that are generally available to our other employees located in the same country. These benefit programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance, and certain other benefits.

In accordance with agreements executed prior to 1997, we pay certain health care-related costs for certain retired executive officers of Cohu and their dependents, including insurance premiums and non-insurance covered costs, such as prescription copays and other health care costs. Beyond certain specific individuals, these benefits are no longer offered to any current or retired Cohu employee.

The 401(k) Plan and other generally available benefit programs allow us to be competitive for employee talent and we believe that the availability of these programs generally enhances employee productivity and loyalty. The principal objectives of our benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity, and to provide support for global workforce mobility, in full compliance with applicable legal requirements. Typically, these generally available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity awards.

Each year, we informally review our U.S. based benefit programs against our peers with data provided by Aon, our health and welfare benefits broker of record, and by Retirement Benefits Group, our independent 401(k) Plan consultant. Similar evaluations are made in other regions with local benefit consultants. We also evaluate the competitiveness of the 401(k) Plan against the companies in the compensation peer group, including an analysis of the dollar value to an employee and the dollar cost to us for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefit programs in light of the overall objectives of the programs, including the effectiveness of their incentive and retention features.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

During 2020, we provided our NEOs with automobile expense reimbursement or allowances as follows:

Annual
Auto
Named Executive Officer	Allowance
Luis A. Müller	$9,346
Jeffrey D. Jones	$6,231
Christopher G. Bohrson	$6,231
Thomas D. Kampfer	$6,231
Pascal Rondé	€11,933

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

On October 27, 2020, Cohu entered into an agreement (the “Agreement”) with Mr. Rondé regarding his transition and subsequent planned departure from Cohu on March 31, 2022. The agreement terminates, settles and replaces Rondé’s Employment Agreement, dated December 19, 2011, and as amended on April 26, 2014, October 2, 2018 and March 17, 2020, with our French subsidiary (the “Employment Agreement”). As part of Mr. Rondé’s transition, and with all of the following subject to his performance under the Agreement, Cohu agreed to provide to Mr. Rondé: i) six months base salary, which was paid November 30, 2020, as Collective Bargaining Agreement (“Metallurgie (ingenieurs et cadres)”) severance indemnity, ii) also on November 30, 2020, accelerated vesting of 36,914 granted but unvested Restricted Stock Units (“RSUs”), and iii) on February 26, 2021, accelerated vesting of up to 23,845 Performance Stock Units (“PSUs”) based on actual achievement of the corporate total shareholder value metrics for fiscal years 2019 and 2020 as set forth in the Cohu 2005 Equity Incentive Plan and as such metrics were finally approved by Cohu’s Board of Directors. Further, Mr. Rondé will remain as a full-time employee through May 31, 2021. Thereafter, Mr. Rondé will become a part-time employee from June 1, 2021 to March 31, 2022 (the “Part-Time Period”), and at the expiration of such time Mr. Rondé’s employment will terminate. During the Part-Time Period, Mr. Rondé will be paid a fixed base salary of 4,167 Euro per month. Mr. Rondé will not be eligible for Cohu’s fiscal year 2021 or 2022 cash-based Management Incentive Plan, nor will he receive any additional equity grants under Cohu’s 2005 Equity Incentive Plan.

Post-Employment Compensation

In 2020, the Compensation Committee undertook, in consultation with Compensia, a review of its executive post-employment agreements. The objective of this review was to independently benchmark, assess best practices and develop standard agreements to be implemented as the Compensation Committee deemed appropriate among the Company’s executive officers. The Committee approved a form of executive severance agreement (the “Severance Agreement”) and form of change in control agreement (the “Change in Control Agreement”) for certain of the Company’s executive officers (“Executive”) as described below (the “Executive Agreements”). The Company first entered into the Severance Agreements and Change in Control Agreements on September 8, 2020. The Severance Agreement and Change in Control Agreement, when executed by the individual Executive, superseded any prior severance agreements and change in control agreements with the Executive. Mr. Rondé is not a party to these Executive Agreements.

The Severance Agreement provides that if an Executive’s employment is terminated by the Company without Cause, or only additionally in the case of Mr. Müller, if he voluntarily resigns for Good Reason, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims, the Executive would be receive certain benefits not otherwise entitled to as a result of termination of employment. The table below summarized these benefits that includes a lump sum payment equal to a Multiplier factor multiplied by the Executive’s annual base salary and reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period.

The Change in Control Agreement provides that if an Executive’s employment is terminated by the Company without Cause or the Executive voluntarily resigns for Good Reason, in either case beginning sixty (60) days preceding the date of an event constituting a Change in Control and ending on the second anniversary of the date of the event constituting such Change in Control, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims, the Executive would be entitled to certain benefits summarized in the table below. These benefits include: A lump sum payment equal to a Multiplier factor multiplied by the Executive’s annual base salary; a lump sum payment equal to a Multiplier factor multiplied by the Executive’s target bonus amount in the year of termination; a lump sum payment equal to the pro-rated portion of Executive’s target bonus amount for the fiscal year in which the termination date occurs; reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period; and all of Executive’s then unvested awards relating to the Company’s common stock or equivalent equity awards as assumed, continued or substituted for by an Acquiror, whether stock options, shares of restricted stock, restricted stock units, performance share units, or otherwise, outstanding as of the Termination Date would become vested in full.

Capitalized terms as used in the preceding two paragraphs are defined in the Executive Agreements. The Executive Agreements have a three (3) year Initial Term and will be automatically extended for successive two (2) year periods, unless either party has delivered written notice to the other party no later than six (6) months prior to the completion of the then effective Term that the Executive Agreement will not be extended.

The payments and benefits payable under these arrangements in the event of a change in control of Cohu are subject to a “double trigger,” meaning that both a change in control of Cohu and a subsequent involuntary termination of employment without Cause or voluntary resignation for Good Reason are required. In other words, the change in control of Cohu does not by itself trigger any payments or benefits; rather, payments and benefits are paid only if the employment of Dr. Müller and Messrs. Jones, Bohrson and Kampfer are subsequently terminated without “cause” or they resign for “good reason” during a specified period following the change in control. We believe that a “double trigger” arrangement maximizes stockholder value because it prevents an unintended windfall to these executive officers in the event of a change in control of Cohu, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of Cohu in which they believe they may lose their jobs.

	Severance Agreement		Change in Control Agreement
Named		COBRA Premium		COBRA Premium
Executive Officer	Multiplier	Payment Per.	Multiplier	Payment Per.
Luis A. Müller	150%	18 months	200%	24 months
Jeffrey D. Jones	100%	12 months	150%	18 months
Christopher G. Bohrson	100%	12 months	150%	18 months
Thomas D. Kampfer	100%	12 months	150%	18 months

The post-employment payments and benefits which our NEOs are eligible to receive are described in more detail in “Potential Payments upon Termination or Change in Control” below.

We believe providing these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that these arrangements are generally comparable with the severance packages offered to executives by the companies in the compensation peer group.

Other Compensation Policies

Stock Ownership Policy

We believe that stock ownership by our executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The policy provides that over the five-year period commencing with their appointment or employment as an executive officer or over a three-year period following an increase in their annual base salary or a new ownership level being approved, these individuals must accumulate and hold shares of our common stock having the following values:

Individual Subject to Stock Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	Three times annual base salary
Chief Financial Officer	Two times annual base salary
All other executive officers	One times annual base salary

Under our stock ownership policy, our executive officers should not sell any shares of our common stock, other than to settle tax withholding obligations due to the vesting of shares, until the applicable ownership level has been met and, once met, subsequent sales, if any, should not reduce their ownership of our common stock below these minimum ownership levels unless approved by the Compensation Committee in advance. Vested “phantom” and deferred but unissued shares of our common stock are included as shares owned for purposes of our stock ownership policy.

The Compensation Committee monitors compliance with these stock ownership levels on an annual basis using the average closing price of our common stock during the preceding fiscal year. As of December 26, 2020, each of our NEOs was compliant with the policy.

Compensation Recoupment Policy

We have adopted a formal compensation recoupment (“clawback”) policy under which our Board of Directors may seek reimbursement of the amount paid, awarded or granted to any executive officer or other financial officer as designated by the Compensation Committee if, as a result of their fraud or misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.

In addition, we will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will amend our compensation recoupment policy once final regulations implementing this provision have been adopted.

Equity Award Grant Policy

We grant equity awards to our executive officers under our stockholder-approved 2005 Plan. Pursuant to this plan, all stock option grants must have a per share exercise price at least equal to the fair market value of our common stock on the grant date.

Grants of equity awards to newly hired or appointed executive officers, including NEOs, will typically be made at a regularly scheduled meeting of the Compensation Committee held subsequent to the new hire or appointment date. Ongoing equity award grants to our executive officers, including our NEOs, will be approved on an annual basis at a meeting of the Compensation Committee or our Board of Directors, as applicable, which is typically held in the first quarter of each fiscal year.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards to our executive officers or any other individual in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Cohu has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. In addition, because our equity awards typically vest or are earned over a multi-year period, the value to recipients of any immediate increase in the price of our common stock following an award will be minimal.

No Hedging or Pledging

Cohu’s Insider Trading Policy prohibits all officers, directors, and other employees with access to sensitive Company information from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in Cohu’s stock, including, among other things, short sales and transactions involving publicly traded options. In addition, such officers, directors, and employees are prohibited from holding Cohu stock in margin accounts and from pledging Cohu stock as collateral for loans. We believe that these policies further align the interests of our officers and directors with those of our stockholders

Tax and Accounting Considerations

In designing our executive compensation program, the Compensation Committee takes into consideration the tax and accounting effects that each element of compensation will or may have on Cohu and our executive officers. The Compensation Committee seeks to keep the compensation expense associated with our executive compensation program as a whole within reasonable levels. When determining how to apportion between differing elements of compensation, the Compensation Committee’s goal is to meet our business objectives while maintaining cost neutrality. For example, if the Compensation Committee increases benefits under one compensation plan or arrangement resulting in higher compensation expense, it may seek to decrease benefits under another plan or arrangement to avoid compensation expense that is above the desired level.

Deductibility of Executive Compensation

Prior to January 1, 2018, Section 162(m) of the Code generally disallowed a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million could be deducted if, among other things, it qualified as “performance-based compensation” within the meaning of the Code.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a publicly traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.

In the case of stock options and performance stock unit awards which were outstanding on November 2, 2017 and which are not subsequently modified in any material respect, the compensation income realized upon the exercise of such stock options or upon the vesting of such performance stock unit awards granted under a stockholder-approved employee stock plan generally are expected to be deductible as long as the options or awards, as applicable, were granted by a committee whose members are outside directors and certain other conditions are satisfied.

The Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of Cohu and our stockholders.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation elements, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A, which primarily results in negative tax consequences to our executive officers rather than Cohu. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

We are not obligated under any compensation plan or arrangement to prevent or minimize any negative tax consequences that may affect our executive officers, nor are we required to pay any “gross-up” should any such consequences arise.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Cohu that exceeds certain prescribed limits, and that Cohu (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of Cohu.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting implications into consideration in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and recognize in our financial statements all share-based payment awards to employees, directors and consultants, including stock option grants, restricted stock unit awards, and performance stock unit awards to our executive officers, under the fair value method. Our estimate of share-based compensation expense requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), forfeitures and related tax effects. The assumptions used in calculating the fair value of share-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We estimate the fair value of each share-based payment award on the grant date using either the Black-Scholes or the Monte Carlo simulation valuation model. Option valuation models require the input of highly subjective assumptions and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions for the Black-Scholes model include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. The risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the award as of the grant date. Expected dividends are based primarily on historical factors related to our common stock. Expected volatility is based on historic weekly stock price observations of our common stock during the period immediately preceding the share-based award grant that is equal in length to the award’s expected term. We believe that historical volatility is the best estimate of future volatility. Expected life of the award is based on historical option exercise data. The Monte Carlo simulation model incorporates assumptions for the risk-free interest rate, Cohu and the selected peer group price volatility, the correlation between Cohu and the selected index, and dividend yields.

Share-based compensation expense related to restricted stock unit awards is calculated based on the market price of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting of the restricted stock unit. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule). We record a provision for equity-based performance units outstanding based on our current assessment of achievement of the performance goals and recognize actual forfeitures as they occur.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2020. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s proxy statement for its 2021 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Steven J. Bilodeau (Chair)	Lynne J. Camp	Jorge L. Titinger

2020 SUMMARY COMPENSATION TABLE

The following table shows compensation information for our NEOs.

					Non-Equity
					Incentive
				Stock	Plan	All Other
Name and		Salary	Bonus	Awards	Comp.	Comp.	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
Luis A. Müller	2020	543,510	-	2,138,683	611,432	22,270	3,315,895
President &	2019	583,558	-	1,654,342	266,834	20,568	2,525,302
Chief Executive Officer	2018	585,769	-	1,418,959	651,000	19,037	2,674,765

Jeffrey D. Jones	2020	358,081	-	706,252	273,346	18,831	1,356,510
Vice President, Finance &	2019	371,257	-	623,921	112,197	18,166	1,125,541
Chief Financial Officer	2018	340,652	-	608,138	223,589	17,787	1,190,166

Christopher G. Bohrson	2020	329,808	-	447,612	215,800	18,750	1,011,969
Sr. Vice President & General Manager,	2019	340,192	-	415,929	87,877	18,121	862,119
Test Handler Group	2018	266,925	-	334,451	123,573	17,649	742,598

Thomas D. Kampfer	2020	315,673	-	318,318	172,126	18,711	824,828
Vice President, Corp. Development,	2019	326,964	-	349,779	75,117	18,106	769,966
General Counsel & Secretary	2018	292,235	-	334,451	159,704	17,955	804,345

Pascal Rondé (5)	2020	349,992	177,148	400,000	240,868	11,933	1,179,940
Former Sr. Vice President,	2019	355,374	-	662,610	70,177	12,116	1,100,277
Global Customer Group	2018	94,997	51,795	-	-	3,186	149,978

(1)

Mr. Rondé’s cash bonus in 2020 of $177,148 is a retention bonus payment eared under the terms of his separation agreement. His cash bonus of $51,795 represents incentive compensation earned during his employment by Cohu under the terms of his agreement with Xcerra.

(2)

Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs and PSUs granted in fiscal 2020, 2019 and 2018 calculated in accordance with FASB Topic ASC 718 without regard to estimated forfeitures. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 26, 2020, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. No stock options were granted to the NEOs during the three -year period ended December 26, 2020. Assuming the highest level of performance conditions are achieved, the grant date fair values for performance-based stock awards made in fiscal 2020 would be $2,127,384, $702,520, $445,247, $316,636 and $762,702 for Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Rondé, respectively.

(3)

 Amounts consist of performance-based cash incentives received by the NEO earned for services rendered in fiscal 2020, 2019 and 2018. Such amounts were paid under the 2005 Plan in February or March of the following fiscal year.

(4)	The amounts shown in this column reflect the following for each NEO:

(a)

For U.S. based NEOs, includes amounts of Cohu’s matching contributions in fiscal 2020 under the Cohu 401(k) Plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”).

(b)	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient). No life insurance benefits are provided to Mr. Rondé.

(c)	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient).

Except as noted above, the amount attributable to each such perquisite or benefit for each NEO does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such NEO.

(5)

 Mr. Rondé joined Cohu and was appointed an executive officer on October 1, 2018 upon the closing of the acquisition of Xcerra. Payments to Mr. Rondé were made in Euros and the reported salary amounts represent compensation earned subsequent to becoming an employee of Cohu. Compensation amounts presented have been converted to U.S. Dollars using the average daily exchange rate for the annual periods presented above.

We do not have employment agreements with our NEOs, with the exception of Mr. Rondé, whose employment agreement, as amended, is described in more detail in “Employment Agreements” above. The material terms of stock awards granted to our NEOs in 2020 and performance-based cash incentives earned by our NEOs for 2020 are described in more detail in “Long-Term Incentive Compensation” and “Annual Cash Incentive”, respectively, above.

2020 CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 401(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Luis Müller, our CEO.

For 2020, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO), was $37,561; and

●	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $3,315,895.

Based on this information, for 2020 the ratio of the annual total compensation of Dr. Müller, our CEO, to the median of the annual total compensation of all our employees was 72 to 1.

We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For the purposes of establishing the median total compensation of all employees in 2020, we determined that the balance of the global workforce remained substantially similar to 2019 and therefore as allowed under SEC rules, we would use the same median compensated employee as identified in 2019.

To identify the median compensated employee in 2019, we determined that, as of November 1, 2019, our employee population consisted of approximately 3,100 individuals globally, with 21% of these individuals located in the Americas, 20% located in Europe (primarily in Germany and Switzerland), and 59% located in Asia (primarily in Malaysia and the Philippines). This population includes employees that joined Cohu via the acquisition of Xcerra Corporation on October 1, 2018.

We selected November 1, 2019, which is within the last three months of 2019, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations. We excluded equity compensation as a factor in identifying the median employee as less than 10% of our employee population receives equity grants as part of their compensation. Additionally, we used forecasted 2019 compensation (actual compensation paid January through October 2019 plus estimated compensation for November through December 2019) based on salary or wages, overtime pay, monthly allowances, statutory bonuses, and incentive pay received. Due to the geographical distribution of our employee populations, we also excluded social program contributions and other benefits as these vary greatly from country to country.

Using this methodology, we determined that the “median employee” was a full-time, salaried employee located in Japan. The median employee’s actual annual total compensation for the 12-month period ending December 31, 2020, was $37,561. This amount includes all wages, overtime pay, statutory and variable incentive payments, allowances and localized personal benefits, and mandatory payments to the government regarding pension, healthcare and housing converted to U.S. Dollars.

2020 GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to our NEOs during fiscal 2020, which ended on December 26, 2020. The stock awards identified in the table below are also reported in the “Outstanding Equity Awards at December 26, 2020” table included herein. Cohu did not grant any stock options to NEOs under the 2005 Plan in fiscal 2020.

									All Other
		Estimated Future				Estimated Future			Stock	Grant
		Payouts Under Non-				Payouts Under			Awards:	Date Fair
		Equity Incentive				Equity Incentive			Number of	Value of
		Plan Awards (1)				Plan Awards (2)			Shares of	Stock and
			Thres-		Maxi-	Thres-		Maxi-	Stock or	Option
		Grant	hold	Target	mum	hold	Target	mum	Units	Awards
Name	Award Type	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)

Luis A.	Cash Incentive	-	0	595,000	1,190,000	-	-	-	-	-
Müller	Time-based RSUs	03/17/2020	-	-	-	-	-	-	80,705	1,074,991
	Performance-based RSUs	03/17/2020	-	-	-	20,176	80,705	161,410	-	1,063,692

Jeffrey D.	Cash Incentive	-	0	266,000	532,000	-	-	-	-	-
Jones	Time-based RSUs	03/17/2020	-	-	-	-	-	-	26,651	354,991
	Performance-based RSUs	03/17/2020	-	-	-	6,663	26,651	53,302	-	351,261

Christopher G.	Cash Incentive	-	0	210,000	420,000	-	-	-	-	-
Bohrson	Time-based RSUs	03/17/2020	-	-	-	-	-	-	16,891	224,988
	Performance-based RSUs	03/17/2020	-	-	-	4,223	16,891	33,782	-	222,623

Thomas D.	Cash Incentive	-	0	167,500	335,000	-	-	-	-	-
Kampfer	Time-based RSUs	03/17/2020	-	-	-	-	-	-	12,012	160,000
	Performance-based RSUs	03/17/2020	-	-	-	3,003	12,012	24,024	-	158,318

Pascal	Cash Incentive	-	0	218,053	436,106	-	-	-	-	-
Rondé	Time-based RSUs	03/17/2020	-	-	-	-	-	-	30,030	400,000
	Performance-based RSUs	03/17/2020	-	-	-	-	-	-	-	-

(1)

Amounts shown are estimated possible payouts for fiscal 2020 under the executive cash incentive plan. These amounts are based on the individual’s fiscal 2020 base salary amounts, and position. The maximum amount shown is 200% of the target amount for each of the NEOs. Actual cash incentives received by the NEOs for fiscal 2020 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Amounts earned by our NEOs for performance in 2020 are based on the attainment of performance goals for both Cohu and the individual NEO, as described in more detail in “Annual Cash Incentives” above.

(2)

The PSU awards granted to our NEOs in 2020 are subject to certain adjustments resulting from the performance of our total stockholder return (“TSR”) relative to a pre-selected comparator group over the three-year period following the date of grant. The PSU awards granted in 2020 vest 100% on the third anniversary of the date of grant.

(3)

The amounts reflect the number of RSUs awarded to each NEO under the 2005 Plan. The RSU awards granted to our NEOs in 2020 vest at the rate of 25% of the shares of our common stock subject to the awards per year. RSUs granted to Mr. Rondé will vest and shares are issued in two equal annual installments beginning one year after the date of original grant.

(4)

The amounts shown are the grant date fair value for stock awards issued in fiscal 2020. The assumptions used to calculate the grant date fair value of the awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 26, 2020, filed with the SEC.

OUTSTANDING EQUITY AWARDS AT DECEMBER 26, 2020

The following table shows all outstanding equity awards held by our NEOs at the end of fiscal 2020, which ended on December 26, 2020.

	OPTION AWARDS			STOCK AWARDS
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market
								Number	or Payout
								of	Value of
							Market	Unearned	Unearned
							Value of	Shares,	Shares,
	Number of				Number		Shares or	Units or	Units or
	Securities				of Shares		Units of	Other	Other
	Underlying				or Units		Stock	Rights	Rights
	Unexercised				of Stock		That	That	That
	Options	Option	Option	Award	That Have		Have Not	Have Not	Have Not
	Exercisable	Exercise	Expiration	Grant	Not		Vested	Vested	Vested
Name	(#) (1)	Price ($)	Date	Date	Vested (#)		($)(4)	(#) (5)	($)(6)
					.		.
Luis A.	-	-	-	3/22/2017	9,373	(2)	363,204	-	-
Müller				3/20/2018	15,377	(2)	595,859	30,755	1,191,756
				3/19/2019	44,340	(2)	1,718,175	59,121	2,290,939
				3/17/2020	80,705	(2)	3,127,319	80,705	3,127,319

Jeffrey D.	38,442	9.44	3/26/2023	3/22/2017	4,049	(2)	156,899	-	-
Jones	-	-		3/20/2018	6,590	(2)	255,363	13,181	510,764
				3/19/2019	16,722	(2)	647,978	22,297	864,009
				3/17/2020	26,651	(2)	1,032,726	26,651	1,032,726

Christopher G.	-	-	-	3/22/2017	2,249	(2)	87,149	-	-
Bohrson				3/20/2018	3,624	(2)	140,430	7,249	280,899
				3/19/2019	11,148	(2)	431,985	14,864	575,980
				3/17/2020	16,891	(2)	654,526	16,891	654,526

Thomas D.	-	-	-	5/31/2017	2,318	(2)	89,823	-	-
Kampfer				3/20/2018	3,624	(2)	140,430	7,249	280,899
				3/19/2019	9,375	(2)	363,281	12,500	484,375
				3/17/2020	12,012	(2)	465,465	12,012	465,465

Pascal	-	-	-	3/19/2019	-		-	27,027	1,047,296
Rondé				3/17/2020	30,030	(3)	1,163,663	-	-

(1)	All stock options vest at a rate of 25% per year over the first four years after the date of grant and have a ten-year term.

(2)	RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.

(3)	Cohu awards granted to Mr. Rondé will vest and shares are issued in two equal annual installments beginning one year after the date of original grant.

(4)	Based on a closing price of Cohu’s common stock of $38.75 as reported on the Nasdaq Global Select Market on December 26, 2020.

(5)	Reflects PSUs granted under the 2018, 2019 and 2020 PSU program at the target award level. PSUs granted in 2018, 2019 and 2020 vest 100% on the third anniversary of their grant.

(6)

Based on a closing price of Cohu’s common stock of $38.75 as reported on the Nasdaq Global Select Market on December 26, 2020. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.

2020 OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by our NEOs during fiscal 2020, which ended on December 26, 2020.

			Stock Awards
	Option Awards		Number
	Number	Value	of Shares	Value
	of Shares	Realized	Acquired	Realized
	Acquired on	on Exercise	on Vesting	on
Name	Exercise (#)	($) (1)	(#) (2)	Vesting ($) (3)
Luis A. Müller	23,000	412,580	54,976	565,294
Jeffrey D. Jones	33,780	437,322	23,712	244,348
Christopher G. Bohrson	-	-	14,210	162,001
Thomas D. Kampfer	-	-	10,438	132,424
Pascal Rondé	-	-	66,885	1,530,011

(1)	Based on the difference between the market price of Cohu’s common stock on the date of exercise and the exercise price, multiplied by the number of shares for which the option was exercised.
(2)

Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Dr. Müller,27,260 shares; Mr. Jones, 11,756 shares; Mr. Bohrson 5,134 shares; Mr. Kampfer 7,017 shares; and Mr. Rondé 17,353 shares.

(3)

The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu’s common stock on the vesting date. Amounts presented are gross amounts before required tax withholding.

2020 NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and cash incentives. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of cash incentives. Cohu may make matching contributions as summarized in the Compensation Discussion and Analysis.

Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. Participants may elect to receive payment of their deferral account in ten or fifteen annual installments upon retirement and in lump sum or five, ten or fifteen annual installments upon disability, death, termination or change in control, as defined in the Deferred Compensation Plan.

As of December 26, 2020, none of our NEOs have any amounts deferred under the Deferred Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 26, 2020 (in thousands, except per share amounts):

	Number of securities	Weighted average	Number of securities
	to be issued upon	exercise price of	available for future issuance
	exercise of outstanding	outstanding options,	under equity compensation
	options, warrants and	warrants and rights	plans (excluding securities
Plan category	rights (a) (1)	(b) (2)	reflected in column (a))(c) (3)
Equity compensation plans approved by security holders	2,101	$10.01	2,340

Equity compensation plans not approved by security holders	-	-	-
	2,101	$10.01	2,340

(1)

Includes options, restricted stock units (RSUs) and performance stock units (PSUs) outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 26, 2020.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs and PSUs into account as RSUs and PSUs have no exercise price.
(3)	Includes 668,704 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee’s members during the last fiscal year have, at any time, been an officer or employee of Cohu. During fiscal 2020, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal 2020 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Compensation Committee recently undertook, in consultation with its outside compensation advisory firm, Compensia, a review of its executive agreements. The objective of this review was to independently benchmark, assess best practices and develop standard agreements to be implemented as the Committee deemed appropriate among the Company’s executive officers. The Committee has approved a form of executive severance agreement (the “Severance Agreement”) and form of change in control agreement (the “Change in Control Agreement”) for certain of the Company’s executive officers (each, an “Executive”), as described below. The Company first entered into the Severance Agreements and Change in Control Agreements on September 8, 2020. Mr. Rondé is not a party to the Severance Agreement or Change in Control Agreement.

The Severance Agreement provides that if an Executive’s employment is terminated by the Company without Cause, or additionally only in the case of Dr. Müller, if he voluntarily resigns for Good Reason, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims, the Executive would be entitled to: (1) any expense reimbursements, wages and other benefits due to Executive under any Company-provided plans, policies and arrangements (the “Accrued Amounts”); (2) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s annual base salary; and (3) reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period (as summarized below). If an Executive’s employment with the Company terminates (A) voluntarily by the Executive (other than for Good Reason in the case of Dr. Müller), (B) for Cause by the Company, or (C) due to Executive’s death or disability, the Executive would not be entitled to receive any severance payments, but in the event of death their estate would be eligible for a pro-rata incentive bonus for the fiscal year in which the termination date occurs.

The Change in Control Agreement provides that if an Executive’s employment is terminated by the Company without Cause or the Executive voluntarily resigns for Good Reason, in either case beginning sixty (60) days preceding the date of an event constituting a Change in Control and ending on the second anniversary of the date of the event constituting such Change in Control, then, subject to the Executive’s continued compliance with the obligations set forth in the Executive’s Confidentiality and Inventions Agreement and the Executive’s signing and not revoking a separation agreement and release of claims, the Executive would be entitled to: (1) the Accrued Amounts; (2) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s annual base salary; (3) a lump sum payment equal to a multiplier (as summarized below) multiplied by the Executive’s target bonus amount in the year of termination; (4) a lump sum payment equal to the pro-rated portion of Executive’s target bonus amount for the fiscal year in which the termination date occurs; (5) reimbursement for the Executive’s COBRA continuation premiums for the Premium Payment Period (as summarized below); and (6) all of Executive’s then unvested awards relating to the Company’s common stock or equivalent equity awards as assumed, continued or substituted for by an Acquiror, whether stock options, shares of restricted stock, restricted stock units, performance share units, or otherwise, outstanding as of the Termination Date would become vested in full. If an Executive’s employment with the Company terminates (A) voluntarily by the Executive, other than for Good Reason, (B) for Cause by the Company, or (C) due to Executive’s death or disability, the Executive would not be entitled to receive any severance payments, but in the event of death their estate would be eligible for a pro-rata incentive bonus for the fiscal year in which the termination date occurs.

The Agreements have a three (3) year Initial Term and will be automatically extended for successive two (2) year periods, unless either party has delivered written notice to the other party no later than six (6) months prior to the completion of the then effective Term that the Agreement will not be extended.

A summary of payments under the agreements is as follows:

	Severance Agreement		Change in Control Agreement
Named Executive Officer	Multiplier	COBRA Premium Payment Per. (in months)	Multiplier	COBRA Premium Payment Per. (in months)
Luis A. Müller
President and CEO	150%	18	200%	24
Jeffrey D. Jones
Vice President, Finance and CFO	100%	12	150%	18
Christopher G. Bohrson
SVP and General Manager, Test Handler Group	100%	12	150%	18
Thomas D. Kampfer,
VP Corporate Development, General Counsel and Secretary	100%	12	150%	18

Qualifying Termination in Connection with a Change of Control

For this purpose, a change in control of Cohu means the occurrence of any of the following, in one or a series of related transactions:

(i) Any one person, or more than one person acting as a group (“Person”) acquires ownership of Cohu’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of Cohu’s then outstanding stock;

(ii) A change in the effective control of Cohu which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period (six (6) month period in the case of Dr. Müller) by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) The closing of any transaction involving a change in ownership of a substantial portion of Cohu’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from Cohu that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Cohu immediately prior to such acquisition or acquisitions.

The term “change in control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Cohu is owned, directly or indirectly, by a holding company, and the holders of Cohu’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

A transaction will not be deemed a change in control unless the transaction qualifies as a change in control event for the purposes of Section 409A of the Internal Revenue Code.

Additionally, the 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control.

With respect to Mr. Rondé, the figures below reflect compensation in the event his employment is terminated by us, with or without a change in control, except in the case of his gross or willful misconduct.

In the event of the occurrence of both a change in control and the subsequent termination of employment (as applicable), as of December 26, 2020, the amounts payable to certain executive officers would have been as follows:

			Annual	Medical
	Total	Severance	Bonus	Benefits	RSUs/PSUs
Name	($)	($) (1)	($) (1)	($) (2)	($) (3)
Luis A. Müller	9,195,569	2,380,000	595,000	60,636	6,159,933
Jeffrey D. Jones	5,780,942	969,000	266,000	45,477	4,500,465
Christopher G. Bohrson	3,920,972	840,000	210,000	45,477	2,825,495
Thomas D. Kampfer	3,250,429	753,750	167,500	39,441	2,289,738
Pascal Rondé	2,659,576	207,749	240,868	-	2,210,959

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under the Change in Control Agreements for Dr. Müller and Messrs. Jones, Bohrson and Kampfer; and Mr. Rondé under his employment agreement. These amounts are based on the individual’s fiscal 2020 base salary.

(2)	Reflects reimbursement for continued health care benefits pursuant to COBRA, twenty-for (24) months for Dr. Müller, and eighteen (18) months for Messrs. Jones, Bohrson and Kampfer.

(3)

The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for RSUs and PSUs have been calculated based on the total unvested RSUs and PSUs and the closing price of Cohu’s common stock of $38.75 on December 26, 2020, prior to the payment of associated taxes, held by Dr. Müller and Messrs. Jones, Bohrson, Kampfer and Rondé as of December 26, 2020.

Estimated Payments Upon a Qualifying Termination Not in Connection with a Change of Control

In the event of termination of employment not in connection with a change of control in the case for Dr. Müller and Messrs. Jones, Bohrson and Kampfer by Cohu without cause, or by Dr. Müller for good reason, or in the case for Mr. Rondé by Cohu for reasons other than gross or willful misconduct, as of December 26, 2020, the amounts payable to each executive officers would have been as follows:

					Restricted
			Annual	Medical	Sock
	Total	Severance	Bonus	Benefits	Units
Name	($)	($) (1)	($) (1)	($) (2)	($) (3)
Luis A. Müller	922,818	892,500	-	30,318	-
Jeffrey D. Jones	410,318	380,000	-	30,318	-
Christopher G. Bohrson	380,318	350,000	-	30,318	-
Thomas D. Kampfer	361,294	335,000	-	26,294	-
Pascal Rondé	1,495,913	207,749	240,868	-	1,047,296

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under Messrs. Müller’s, Jones’, Bohrson’s and Kampfer’s respective Severance Agreement, and Mr. Rondé’s employment agreement. These amounts are based on the individual’s fiscal 2020 base salary.

(2)	Reflects reimbursement for continued health care benefits pursuant to COBRA, eighteen (18) months for Dr. Müller, and twelve (12) months for Messrs. Jones, Bohrson and Kampfer.

(3)

Reflects amount Mr. Rondé would receive if his employment with Cohu terminates. The amount presented above for RSUs has been calculated based on the total unvested RSUs and the closing price of Cohu’s common stock of $38.75 on December 26, 2020, prior to the payment of associated taxes, held by Mr. Rondé as of December 26, 2020.

Other than as described above, and in the “Employment Agreements” and “Post-Employment Compensation” sections of the Compensation Discussion and Analysis, there are no other benefits or payments that would be paid to our NEOs upon resignation, severance, retirement, termination or a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board is committed to upholding high legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.

Since the beginning of the last fiscal year, there has not been nor are there currently proposed any transactions or a series of similar transactions to which Cohu was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Cohu;

•	any person who is known to be the beneficial owner of more than 5% of Cohu’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions will be disclosed in Cohu’s applicable filings with the SEC as required under SEC rules.

OTHER MATTERS

The Board is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.

STOCKHOLDER PROPOSALS – 2022 ANNUAL MEETING

Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2022 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before November 23, 2021 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.

If a stockholder intends to submit a proposal at the 2022 Annual Meeting of Stockholders of Cohu, including nominations for candidates for membership on Cohu’s Board of Directors, which proposal is not otherwise intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no earlier than October 24, 2021 and no later than November 23, 2021. If Cohu fails to receive notice of the proposal within such timeframe, any such proposal will be considered untimely, Cohu will not be required to consider or provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2022 Annual Meeting of Stockholders of Cohu.

ANNUAL REPORT ON FORM 10-K

Copies of Cohu’s Annual Report on Form 10-K for the year ended December 26, 2020, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. The Annual Report on Form 10-K is also available at www.cohu.com and www.sec.gov.

By Order of the Board of Directors,

Thomas D. Kampfer
Secretary

Poway, California

March 23, 2021

Appendix A

Non-GAAP Financial Measures

The CD&A of this Proxy Statement includes references to non-GAAP Operating Income used for the calculation of the 2020 MIP. This financial measure differs from Cohu’s Operating Income prepared under generally accepted accounting principles (GAAP) by adjusting Cohu’s actual results prepared under GAAP to exclude charges and the related income tax effect for: share-based compensation, the amortization of acquired intangible assets, restructuring costs, manufacturing transition and severance costs, acquisition-related costs and associated professional fees, fair value adjustment to contingent consideration, reduction of indemnification receivable, amortization of favorable/unfavorable lease adjustments and purchase accounting inventory step-up included in cost of sales. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided below and should be considered together with the Condensed Consolidated Statements of Income. Human Resources and the Compensation Committee utilized this non-GAAP measure in evaluating compensation decisions in 2020 to benchmark compensation decisions based on measures utilized by management and the Board in evaluating Cohu's performance.

These non-GAAP measures are not meant as a substitute for GAAP but are included for informational and comparative purposes. Cohu’s management believes that this information can assist investors in evaluating Cohu’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

A reconciliation of this non-GAAP measure to GAAP is as follows:

	Twelve
	Months Ended
	December 26,	Diluted
Net income reconciliation (in thousands)	2020	EPS

Net income from continuing operations - GAAP basis	$(13,843)	$(0.33)
Share-based compensation	14,234	0.34
Amortization of purchased intangible assets	38,746	0.91
Restructuring charges related to inventory adjustments in cost of sales	3,731	0.09
Restructuring charges	7,623	0.18
Manufacturing transition and severance costs	808	0.02
Impairment charges	11,249	0.26
Gain on sale of facility	(4,495)	(0.11)
PP&E step-up included in SG&A	874	0.02
Reduction of indemnification receivable	111	0.00
Payroll taxes related to accelerated vesting of share-based	263	0.01
Tax effect of non-GAAP adjustments	(8,607)	(0.20)
Net income - non-GAAP basis	$50,694	$1.19

Weighted average diluted shares used in computing income (loss) per share:
GAAP-basis		41,854
Non-GAAP basis		42,457

COHU, INC.
ATTN: VICKIE SERVIS
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COHU2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42385-P49185 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COHU, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Andrew M. Caggia	☐	☐	☐
1b. Luis A. Müller	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

D42386-P49185

COHU, INC.
Annual Meeting of Stockholders
May 5, 2021 1:00 PM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Luis A. Müller and Jeffrey D. Jones, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COHU, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PDT on May 5, 2021, virtually at www.virtualshareholdermeeting.com/COHU2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side